Exhibit 10.42

ISLAMIC REPUBLIC OF MAURITANIA
Honor - Fraternity – Justice

EXPLORATION-PRODUCTION CONTRACT BETWEEN

THE ISLAMIC REPUBLIC OF MAURITANIA

and

TULLOW MAURITANIA LIMITED

C18

2012

(ENGLISH TRANSLATION)

CONTRACT

Between

The Islamic Republic of Mauritania (hereafter called "the State"), represented hereby by the Minister in charge of Petroleum, Energy and Mines
ON THE ONE HAND,

And

TULLOW MAURITANIA LIMITED a company incorporated under the laws of the Isle of Man (Registration No. 104570C) and having its registered office at Falcon Cliff, Palace Road, Douglas, Isle of Man, IM2 4LB represented hereby by Mr David Lawrie,
(hereinafter TULLOW MAURITANIA LIMITED is to be referred to as the "Contractor"),

ON THE OTHER HAND,

The State and the Contractor are hereafter collectively called "Parties" or individually "Party". THE FOLLOWING HAVING ALREADY BEEN STATED:
The State, owner of the deposits and natural hydrocarbons deposits contained in the ground and the sub- soil of the national territory, wishes to promote the discovery and production of hydrocarbons to support the economic expansion of the country within the framework instituted by law n° 2010-033 dated 20 July 2010 pertaining to the Crude Hydrocarbons Code as amended by law n° 2011-044 dated 25 October 2011;
The Contractor wishes to explore and exploit, within the framework of this exploration-production contract and in accordance with the Crude Hydrocarbons Code, the hydrocarbons which may be contained in the perimeter described in Appendix 1 of this Contract, and has provided evidence that it has the technical skills and financial means necessary for this purpose.

IT WAS AGREED WHAT FOLLOWS:

ARTICLE 1: DEFINITIONS
The terms used in the present document have the following significance:

1.1	"Calendar Year" means a period of twelve (12) consecutive months beginning on the January first (1st) and ending on the following December thirty-first (31st).

1.2	"Contract Year" means a period of twelve (12) consecutive months starting as at the Effective Date or the anniversary of the aforesaid Effective Date.

1.3	"Appendices" mean the appendices of the present Contract consisting of:

1.3.1	Appendix 1 for the Exploration Perimeter

1.3.2	Appendix 2 for the Accounting Procedure

1.3.3	Appendix 3 for the model bank guarantee

1.4
"Exploration Authorization" means the authorization referred to under Article 3 of this Contract by which the State authorizes the Contractor to carry out, on an exclusive basis, all the hydrocarbon exploration and/or research work within the Exploration Perimeter.

1.5
"Exploitation Authorization" means the authorization granted to the Contractor to carry out, on an exclusive basis, all the development and exploitation of the Hydrocarbon deposits within the Exploitation Perimeter.

1.6	"Barrel" means "U.S. barrel", the equivalent of 42 American gallons (159 liters) measured at a temperature of 60°F (15.6 °C) and at atmospheric pressure.

1.7	"BTU" means the British energy unit, "British Thermal Unit" such that a million BTU (MMBTU) is equal to about 1055 joules.

1.8	"Annual Budget" means the detailed estimate of the cost of Petroleum Operations defined in an Annual Work Program.

1.9	"Crude Hydrocarbons Code" refers to law n° 2010-033 dated 20th July 2010 pertaining to the Code Crude Hydrocarbons, its amendments and its implementation provisions.

1.10	"Environment Code" refers to law n° 2000-045 dated 26th July 2000 pertaining to the Environmental Code, its amendments and the laws implementing it.

1.11
"Contractor" means collectively or individually the signatory company/companies of this Contract as well as any entity or company to which an interest would be transferred pursuant to articles 21 and 22 of this Contract.

1.12
"Contract" means this agreement, its appendices and its amendments. In the event of contradiction between the provisions of this agreement and the provision of its appendices, the provisions of this agreement shall prevail.

1.13
"Petroleum Costs" means all the costs and expenses incurred by the Contractor for Petroleum Operations provided for under this Contract and determined according to the Accounting Procedure, set out in Appendix 2 of this Contract.

1.14	"Effective Date" means the commencement date of this Contract as defined in article 30.

1.15	"Dollar'' means the dollar ($) of the United States of America.

1.16	"State" means the Islamic Republic of Mauritania.

1.17	"Gross Negligence" means carelessness or negligence of such gravity as to assume there was malicious intent on the part of the author.

1.18	"Wet Gas" means Natural Gas containing a fraction of elements becoming liquid at room pressure and temperature, and which justifies the installation of a recovery facility of such liquids.

1.19
"Natural Gas" means all gas hydrocarbons produced from a well including Wet Gas and Dry Gas which can be associated or not associated with liquid hydrocarbons, and waste gas which is obtained after extraction of natural gas liquids.

1.20
"Associated Natural Gas" means Natural Gas existing in a reservoir in solution with Crude Oil or in the form of "Gas Cap" in contact with Crude Oil, and which is produced or can be produced in association with Crude Oil.

1.21	"Non-associated Natural Gas" means Natural Gas other than Associated Natural Gas.

1.22	"Dry Gas" means Natural Gas containing mainly methane, ethane and inert gases.

1.23	"Hydrocarbons" means liquid and gas hydrocarbons or solid hydrocarbons such as bituminous sands and shales.

1.24	"LIBOR" means the annual interbank interest rate applicable for the Dollar as published by the Financial Times or the Wall Street Journal or any other publication of similar standing.

1.25	"Ministry" means the ministry for Crude Hydrocarbons.

1.26	"Minister" means the Minister in charge for Crude Hydrocarbons.

1.27
"Operator" means the company referred to in article 6.2 below responsible for the conduct and performance of Petroleum Operations, or any company which would be substituted to it later on, in accordance with the governing terms and conditions.

1.28
"Petroleum Operations" means all the research, exploitation, storage, transportation and marketing of hydrocarbons, including the evaluations/assessment, development, production, separation, processing operations up to the Point of Delivery, as well as the rehabilitation of the sites and, more generally, all other operations which are directly or indirectly related to the preceding ones and which carried out by the Contractor as part of this Contract, aside from the refining and distribution of petroleum products.

1.29	"Ouguiya" means the currency of the Islamic Republic of Mauritania.

1.30
"Exploitation Perimeter" means all or part of the Exploration Perimeter on which the State, in accordance with the terms of this Contract, grants to the Contractor an Exploitation Authorization in accordance with the provisions of article 9 below.

1.31
"Exploration Perimeter" means the surface defined in Appendix 1, reduced, if applicable, by the relinquished surface as provided for under article 3 and/or reduced by Exploitation Perimeters, on which the State, under the terms of this Contract, grants to the Contractor an Exploration Authorization in accordance with the provisions of article 2.1 below.

1.32	"Crude Oil" means all hydrocarbons which are liquid at a natural state or obtained from natural gas by condensation or separation from asphalt.

1.33	"Delivery Point" means:

1.33.1	For Crude Oil, the F.O.B point of loading of Crude Oil to the export terminal or any other point fixed by mutual agreement of the Parties;

1.33.2	For Natural Gas, the point of delivery fixed by mutual agreement of the Parties in accordance with article 15 of this Contract.

1.34
"Rehabilitation Plan" designates the program of works for the rehabilitation of the sites to be carried out by the Contractor at the expiration, renunciation or cancellation of an Exploitation Authorization in accordance with article 23.2.

1.35
"Annual Work Program" means the document setting out each element, of the Petroleum Operations to be carried out during a Calendar Year in accordance with the terms of this Contract and which is prepared in accordance with the provisions of articles 4 and 5 below.

1.36	"Affiliated Company" means

1.36.1	any company or any other entity which controls or is controlled, directly or indirectly, by a company or entity, or

1.36.2	any company or any other entity which controls or is controlled, directly or indirectly, by a company or an entity which controls directly or indirectly any company or entity party to this Contract.
For purposes of this definition, the term "control" means the direct or indirect ownership by a company or any other entity of a percentage of company or partnership shares representing over fifty percent (50%) of the voting power at the general assembly of another company or entity.

1.37	"Third Party" means any natural or legal person, other than the State, the Contractor and the Affiliated Companies of the Contractor.

1.38	"Quarter" means a period of three (3) consecutive months beginning on the first day of January, April, July or October of each Calendar Year.

ARTICLE 2: SCOPE OF THE CONTRACT
In accordance with the Crude Hydrocarbons Code, the State hereby authorizes the Contractor to carry out on a purely exclusive basis in the Exploration Perimeter the Petroleum Operations which are useful and necessary in accordance with the terms of this Contract defined in Appendix 1.

2.1
This Contract is entered into for the duration of the Exploration Authorization as provided for under article 3 of this Contract, including any of its renewal and possible extension periods and, in the event of commercial discovery, for the duration of the Exploitation Authorizations which would have been granted, as defined in article 9.11 below.

2.2
This Contract will end if, at the expiration of all the phases of the exploration provided for under article 3, the Contractor does not notify the State of its decision to develop a commercial Hydrocarbon reservoir and has not requested an Exploitation Authorization for this field in accordance with the provisions of article 9.5 below.

In the event of a grant of several Exploitation Authorizations and save in the case of an early termination, this Contract shall end at the expiration of the last unexpired Exploitation Authorization in force.

2.3
The expiration, revocation or termination of this Contract for whatever reason does not release the Contractor from its obligations under this Contract, arising before or at the time of the aforementioned expiration, renunciation or cancellation, which shall have to be carried out by the Contractor.

2.4
The Contractor will be responsible for carrying out the Petroleum Operations provided for under this Contract. It undertakes to carry them out in compliance with good international petroleum industry practice and to comply with the norms and standards developed by the Mauritanian regulation for industrial safety, environmental protection and operational techniques.

2.5
The Contractor shall provide all financial and technical means necessary for the smooth running of the Petroleum Operations and shall fully support all the risks related to the performance of the aforesaid Operations, subject to the provision of article 21 of this Contract. The Petroleum Costs borne by the Contractor shall be recoverable by the Contractor in accordance with the provisions of article 10 below.

2.6
During the validity period of the Contract, the production resulting from the Petroleum Operations shall be shared between the State and the Contractor in accordance with the provisions of article 10 below.

ARTICLE 3: EXPLORATION AUTHORIZATION

3.1
The Exploration Authorization inside the Exploration Perimeter defined in Appendix 1 is granted to the Contractor in accordance with the provisions of article 2.1 above for an initial phase of five (5) Contract Years.

3.2
The Contractor shall be entitled to two (2) renewals of the Exploration Authorization for a period of two (2) Contract Years for the first renewal and three (3) Contract Years for the second renewal, if it has fulfilled, as part of the preceding exploration phase, all the work obligations stipulated in article 4 below and has provided the bank guarantee for the renewal period in accordance with article 4.6 below.

3.3
If at the expiration of the phases of the exploration period defined in article 3.2 above, works are in fact being carried out, the Contractor shall be entitled, if it reasonably requests one, to an exceptional extension of that phase for a period not exceeding twelve (12) months.

3.4
If the Contractor discovers one or more Hydrocarbon reservoirs for which it cannot present a declaration of commerciality before the end of the third phase of the period of exploration in accordance with article 9.5 below, due to the distance of the reservoir from the possible points of delivery on the Mauritanian territory and the lack of pipeline transport infrastructures, or the lack of market for the production of Natural Gas, it can request an extension of the Exploration Authorization for a maximum duration of three (3) years for petroleum reservoirs and five (5) years for Natural Gas reservoirs, the Exploration Perimeter thus being reduced to the supposed limits of the reservoirs in question.

3.5
In the event an extension is granted, the Contractor shall submit to the Minister within sixty (60) days of the end of each Calendar Year of the extension period a report showing the commercial character, if any, of the reservoirs concerned, and, in the event of Natural Gas deposit, the results of the works and studies undertaken in accordance with article 15 below.

3.6
For each renewal or extension, the Contractor shall have to make a request to the Minister no later than two (2) months before the expiration of the ongoing exploration phase. The renewals shall be noted by Ministerial order whereas extensions shall be granted by a decree of the Council of Ministers: such acts shall take effect on the day following the expiration of the previous period.

3.7
The Contractor undertakes to return to the State at least twenty-five percent (25%) of the initial surface of the Exploration Perimeter at the time of each its renewal, in order to keep only seventy-five percent (75%) of the initial surface of the Exploration Perimeter during the second phase of the exploration period, and only fifty percent (50%) of the initial surface of the Exploration Perimeter during the third phase of the exploration period.

3.8	For the purposes of article 3.7 above:

3.8.1
Surfaces having previously been the subject of a voluntary return, in accordance with article 3.9, the surfaces already covered by Exploitation Authorizations shall be deducted from the surfaces to be returned;

3.8.2
The Contractor shall have the right to fix the scope, form and site of the portion of the Exploration Perimeter which it intends to keep. However, the returned portion shall have to be made up of a perimeter of simple geometrical form, delimited by North-South and East-West lines or by natural boundaries or borders, in accordance with Land Registry requirements. The surface area is based upon the cadastral apportionment from one of the initial or residual Exploration Perimeter limits and is calculated contiguously.

3.8.3
The request for renewal shall be accompanied by a plan indicating the Exploration Perimeter which is kept as well as report specifying the work carried out on the returned surfaces and the results obtained since the Effective Date.

3.9
The Contractor may at any time, subject to three (3) months' notice, notify to the Minister that it waives all or part of the Exploration Perimeter. In the event of a complete waiver, the Exploration Authorization shall be deemed terminated at the date of the aforesaid notification.

In the event of a partial surrender, the provisions of article 3.8 above shall apply.
In any event, no voluntary renunciation during an exploration period phase shall reduce the exploration work obligations stipulated in article 4 below for the aforementioned period nor shall it put an end to the corresponding guarantee.

3.10
Except in the event of an extension in accordance with articles 3.3 and 3.4 above, at the expiration of the third exploration period phase, the Contractor shall have to return the remaining surface of the Exploration Perimeter, save for the surfaces already covered by the Exploitation Perimeters.

ARTICLE 4: EXPLORATION WORK OBLIGATION

4.1	During the first phase of the exploration period of five (5) Contract Years defined in article 3.1 above, the Contractor undertakes to carry out the following works:

•	The acquisition of one thousand two hundred (1200) km of 2D seismic;

•	The acquisition of six hundred (600) km2 of 3D seismic.
The aforementioned works shall commence within the twelve (12) months following the Effective Date.

4.2	During the second phase of the exploration period of two (2) Contract Years defined in article
3.2 above, the Contractor undertakes to carry out the following works:

•	Exploration well drilling: one (1) well to a minimum depth of 2000 meters (below sea level).
The aforementioned works shall commence within six (6) months of the beginning of the phase in question.

4.3	During the third phase of the exploration period of three (3) Contract Years defined in article 3.2, the Contractor undertakes to complete the following works:

•	Exploration well drilling: one (1) well to a minimum depth of 2000 meters (below sea level).
The aforementioned works shall commence within three (3) months of the beginning of the phase in question.

4.4
Each exploration well drilling referred to above shall be carried out up to the minimal depth provided for above, or up to a lesser depth if the Minister authorizes it or if continuation of the drilling, carried out in accordance with good international practice in the petroleum industry, is excluded for any of the following reasons:

4.4.1	The basement is reached at a depth inferior to the minimal depth referred to above;

4.4.2	The continuation of the drilling presents an evident danger because of the existence of a pressure of an abnormal layer;

4.4.3	Rock formations are reached whose hardness does not allow, in practice, for the progress of the drilling carried out with the appropriate equipment facilities;

4.4.4	Oil-bearing formations are reached whose drilling through requires for their protection the installation of casings making it impossible to reach the minimal depth referred to above.
In each of the above-mentioned cases, the Contractor shall inform the Minister and shall be authorized to suspend drilling, and the aforementioned drilling shall be deemed carried out at the minimal depth referred to above.

4.5
If the Contractor, during either the first phase of the exploration period, or the second phase of the exploration period, respectively defined in articles 3.1 and 3.2 above, carries out a number of exploration drillings whose volume is higher than the minimal work obligations stipulated respectively in articles 4.1 and 4.2 above for the aforementioned phase, the surplus exploration drilling requirements can be carried over to the next phase(s) of the exploration shall be deducted from the minimal work obligations stipulated with regard to the aforementioned phases.

For purposes of articles 4.1 to 4.5 above, the drilling carried out as part of the evaluation program of a discovery shall not be considered exploration drillings and, in the event of discovery of Hydrocarbons, only one well per discovery shall be deemed an exploration drilling.

4.6
In the thirty (30) days following the Effective Date, the Contractor shall submit to the Minister a bank guarantee from a first ranking international bank, in accordance with Appendix 3 amounting to four million eight hundred thousand Dollars ($4,800,000) for the 2D seismic and three million Dollars ($3,000,000) for the 3D seismic referred to in article 4.1, for its minimal work obligations for the first phase of the exploration period defined in article 4.1 above.

In the event of renewal of the Exploration Authorization, the Contractor shall also have to present to the Minister, within thirty (30) days following receipt of the Ministerial order noting the renewal, a bank guarantee from a first ranking international bank, in accordance with Appendix 3 amounting to

•
ten million Dollars ($10,000,000) per exploration drilling referred to in article 4.2 in respect of a renewal pursuant to Article 3.2 for a second phase of the exploration period covering its minimum work obligations for the phase concerned; and

•
ten million Dollars ($10,000,000) per exploration drilling referred to in article 4.3 in respect of a renewal pursuant to Article 3.2 for a third phase of the exploration period covering its minimum work obligations for the phase concerned.

If at the end of any phase of the exploration period or in the event of total waiver or termination of the Contract, the exploration works did not meet the minimum obligations under article 4, the Minister shall have the right to call in the guarantee for an amount equal to the amount of the guarantee after deduction of the estimated cost of minimum work possibly carried out.
This cost shall be on a lump sum basis using the following unit costs:

(a)	four thousand Dollars ($4,000) per kilometre of 2D seismic

(b)	five thousand Dollars ($5,000) per kilometre square of 3D seismic.

(c)	ten million Dollars ($10,000,000) per exploration drilling.
Once the payment is made, the Contractor shall be deemed to have fulfilled its minimum exploration obligations in accordance with article 4 of this Contract; the Contractor shall be able, save in the event of a revocation of the Exploration Authorization due to a serious breach of this Contract, to continue to benefit from the provisions of the said Contract and, in the event of an admissible request, to obtain the renewal of the Exploration Authorization.

ARTICLE 5: PREPARATION AND APPROVAL OF ANNUAL WORK PROGRAMS

5.1
No later than two (2) months after the Effective Date, the Contractor shall prepare and submit to the Ministry for approval a detailed Annual Work Program setting out each element of the works as well as the corresponding Annual Budget for the whole Exploration Perimeter by specifying the Petroleum Operations relating to the period from the Effective Date to the following 31st December.

Then, no later than three (3) months before the beginning of each Calendar Year, the Contractor shall prepare and submit to the Ministry for approval a detailed Annual Work Program setting out each element of the works as well as the corresponding Annual Budget for the whole Exploration Perimeter then, if necessary, for the Exploitation Perimeter(s) by specifying the Petroleum Operations which he offers to carry out during the following Calendar Year.
Each Annual Work Program and the corresponding Annual Budget shall be subdivided between the different exploration activities, and if necessary, including the evaluation activities for each discovery, as well as the development and production activities for each commercial reservoir.

5.2
If the Ministry deems that revisions or modifications of the Annual Work Program and the corresponding Annual Budget are necessary and useful, it must notify the Contractor in writing with all the justifications deemed useful within sixty (60) days following their receipt. In this case, the Ministry and the Contractor shall meet as soon as possible to study the requested revisions or modifications and to establish by mutual agreement the Annual Work Program and the corresponding Annual Budget in their final form, in accordance with good international petroleum industry practice. The date of adoption of the Annual Work Program and the corresponding Annual Budget shall be the date of the mutual agreement referred to above.

In the absence of notification by the Ministry to the Contractor of its desire to make amendments or modifications within sixty (60) days referred to above, the aforementioned Annual Work Program and the corresponding Annual Budget shall be deemed accepted by the Ministry at the date of expiration of the said deadline.
In any case, each Annual Work Program operation for which the Ministry shall not have requested an amendment or modification shall have to be performed by the Contractor within the set deadlines.

5.3
The Parties agree that the results achieved during the course of the work or that particular circumstances may justify changes to the Annual Work Program and to the corresponding Annual Budget. In this case, following notification to the Ministry, the Contractor shall be able to carry out such changes provided that the fundamental objectives of the said Annual Work Program are not modified.

ARTICLE 6: CONTRACTOR OBLIGATIONS RELATING TO THE CONDUCT OF THE PETROLEUM OPERATIONS

6.1
Without prejudice to the provisions of article 21.1 below, the Contractor shall have to provide all necessary funds and shall purchase or rent all the materials, equipment and material which are necessary for the performance of the Petroleum Operations. The Contractor is responsible for the preparation and execution of the Annual Work Programs which shall have to be performed in the most appropriate manner in compliance with good international petroleum industry practice.

6.2
At the Effective Date of this Contract, Tullow Mauritania Limited is designated as Operator and shall be responsible for the control and execution of the Petroleum Operations. The Operator, for and on behalf of the Contractor, shall provide the Minister with all the reports, information and data referred to in this Contract. Any change of Operator considered by the entities of the

Contractor must have the prior approval of the Minister, which shall not be unreasonably withheld.

6.3
The Operator must maintain for the duration of the Contract in Mauritania; a branch which shall have a person in charge and duly authorized to conduct the Petroleum Operations and to whom any notification could be presented under this Contract.

6.4	The Contractor shall have to take all the necessary measures for the protection of the environment during the Petroleum Operations.
It shall in particular, for any Petroleum Operation requiring prior approval in accordance with the Environmental Code, to submit to the Minister, as applicable, environmental impact assessments or notes required for this type of operation, implement measures and to comply with the restrictions provided for under the environmental management plan, to provide the declarations and to comply with the audits under the Environmental Code.
Additionally, the Contractor shall take all reasonable steps based on good international petroleum industry practice to:

6.4.1
make sure that all the installations and equipment used for the Petroleum Operations needs are at any time in good state in conformity with the applicable standards, including those resulting from international conventions ratified by the Islamic Republic of Mauritania and relating to the prevention of pollution;

6.4.2	avoid loss and discharges of:

(A)
Hydrocarbons including Natural Gas flaring, (save as provided in Article 40 of Crude Hydrocarbons Code, under penalty of a fine of which the amount shall be further determined by decree taken by the Council of Ministers, and shall not exceed, under any circumstances, twenty (20) percent of the current market price of Natural Gas in Mauritania);

(B)	muds; or

(C)	any other products used in the Petroleum Operations,

and deal with it in accordance with the environmental management plan referred to above.
The aforementioned fine shall not be considered either recoverable Petroleum Costs or a deductible expense;

6.4.3	NOT APPLICABLE;

6.4.4	store Hydrocarbons products in installations and receptacles built for this purpose;

6.4.5	dismantle, without prejudice to the provisions of article 23.2 below, the installations which shall no longer be necessary to the Petroleum Operations and clean up the sites; and

6.4.6	generally prevent pollution of the ground and sub-soil, water and atmosphere, as well as degradations of the fauna and flora.

6.5
During the Petroleum Operations, the Contractor shall have to take all the necessary measures to protect the health and safety of people in accordance with good international petroleum industry practice and the existing regulation in Mauritania, and in particular to set up:

6.5.1	suitable means of prevention, quick response and management of risks including risks of blow-out;

6.5.2
measures for information, training and means adapted to the risks incurred, including personal protective equipment, equipment to control fire as well as means for first aid and prompt evacuation of victims.

6.6
All the works and installations set up by the Contractor under the terms of this Contract shall, according to their nature and the circumstances, be built, specified, set out and equipped so as to allow free and safe passage at all times within the Exploration Perimeter and the Exploitation Perimeter(s).

6.7
In the exercise of its right to build, carry out work and maintain all the installations necessary for the purposes of this Contract, the Contractor shall not occupy land located within five-hundred (500) meters of any structure whether religious, cultural or not, places of burial, walled enclosures, yards and gardens, dwellings, groups of dwellings, villages, agglomerations, wells, water points, tanks, streets, roads, railroads, water pipelines, piping systems, works of public utility, works of art, without the prior agreement of the Minister. The Contractor shall be liable for any damage that its work shall have caused.

6.8
The Contractor undertakes to grant his preference to Mauritanian companies and products, based on equivalent conditions in terms of price, quantity, quality, terms of payment and delivery lead time, and to require a similar commitment from its subcontractors.

All procurement, construction or service contracts amounting to a value higher than one million (1,000,000) Dollars for exploration/assessment works and one million five hundred thousand (1,500,000) Dollars for development/exploitation works, will be subject to invitations to tender for Mauritanians and foreign bidders, save if otherwise agreed with the Minister.
Copies of such contracts entered into during each Quarter shall be submitted to the Minister within thirty (30) days of the end of the Quarter concerned.

6.9
The Contractor undertakes to grant his preference, based on equivalent economic conditions, to the purchase of the goods necessary for Petroleum Operations, according to their lease or any other form of lease, and to require a similar commitment from its subcontractors.

For this purpose, each Annual Budget referred to under article 5 shall specify all the draft lease contracts which exceed an annual value of four hundred thousand (400,000) Dollars.

ARTICLE 7: CONTRACTOR RIGHTS RELATING TO THE CONDUCT OF PETROLEUM OPERATIONS

7.1
The Contractor has the exclusive right to carry out the Petroleum Operations inside the Exploration Perimeter and any Exploitation Perimeter derived from it, provided such operations are in conformity with the terms and conditions of this Contract, the Crude Hydrocarbons Code as well as the provisions of the existing laws and regulations in Mauritania, and that they are carried out according to good practice in the international petroleum industry.

7.2	For purposes of the execution of the Petroleum Operations, the Contractor shall bear the rights under article 54 of the Crude Hydrocarbons Code.

7.3
The expenses, allowances, and in general all charges arising from the use of property referred to in articles 55 to 57 of the Crude Hydrocarbons Code shall be borne by the Contractor and shall be recoverable as Petroleum Costs in accordance with the provisions of article 10.2 below.

7.4
The expiration of an Exploration Authorisation or an Exploitation Authorisation or the mandatory or voluntary, partial or total return of an Exploration Perimeter or an Exploitation Perimeter shall have no effect on the rights arising under article 7.2 above for the Contractor, with respect to the works and installations carried out pursuant to the provisions of this article 7 provided the aforementioned works and installations continue to be used as part of the

Contractor's activities on the area retained or other exploration or exploitation perimeters in Mauritania.

7.5
Subject to the provisions of articles 6.8 and 6.9 above, the Contractor has the freedom of choice of the suppliers and subcontractors and shall benefit from the customs procedure under article 18 of this Contract.

7.6
Unless otherwise provided, no restriction shall be made with regard to the entry, residence and freedom of circulation, employment, and repatriation of persons and their families as well as their property, concerning the employees of the Contractor and those of its subcontractors subject to compliance with the labor legislation and regulations as well as the existing social laws in force.

The Ministry shall facilitate the grant to the Contractor as well as its agents, subcontractors and their families, of any administrative authorizations that may be necessary in relation to the Petroleum Operations carried out as part of the present Contract, including the entry and exit visas.

ARTICLE 8: CONTROL OVER PETROLEUM OPERATIONS AND ACTIVITY REPORTS - CONFIDENTIALITY

8.1
The Petroleum Operations shall be subject to monitoring by the Ministry in accordance with the provisions of Title VIII of the Crude Hydrocarbons Code. The duly appointed representatives of the Ministry shall have the right to monitor the Petroleum Operations, to inspect the installations, equipment, and materials and to audit procedures, norms, recordings and books related to the Petroleum Operations.

For the purposes of allowing the exercise of the aforementioned rights, the Contractor shall provide the Ministry and other agents of the State in charge of supervising the Petroleum Operations with reasonable assistance regarding transportation and accommodation. The transportation and accommodation expenditures which are directly linked to the monitoring and inspection shall be borne by the Contractor. The said expenditures shall be considered as Petroleum Costs recoverable under the provisions of article 10.2 of this Contract and as allowable expenses when determining the business profits tax industrial and commercial.

8.2	The Contractor shall regularly inform the Ministry of the progress of the Petroleum Operations. It shall in particular submit to the Ministry the following programs and opinions:

8.2.1
A work program for any geological or geophysical survey at least thirty (30) days before the beginning of the survey in question and specify its precise location, objectives, techniques and equipment used, the name and address of the company which shall carry out the work, the commencement date and the projected duration, the number of kilometers of seismic lines, the estimated costs, and the safety arrangements if the use of explosives is proposed.

8.2.2
A work program for any drilling at least thirty (30) days before the beginning of the drilling in question and specify its precise location, a detailed description of the work proposed, including the drilling techniques and the associated operations, its depth, its geological objective, the commencement date and the projected duration, the estimated costs of the program, a summary of the geological and geophysical data having justified the decision of the Contractor, the name and address of the drilling company as well as the designation of the drilling platform, the name and address of all other subcontractors recruited for this operation, and the security measures considered.

8.2.3	Thirty (30) days’ notice concerning the abandonment of a producing well and seventy- two (72) hours for a non-producing well.

8.2.4	Seventy-two (72) hours notice concerning any suspension of drilling or any resumption of drilling suspended for more than thirty (30) days.
Any accident occurring in the course of the Petroleum Operations shall be notified to the Minister immediately or within twenty-four (24) hours at the latest.

8.3
The Minister may require that the Contractor finance and perform of all the works necessary to ensure the safety and hygiene in the context of the Petroleum Operations in accordance with article 6.5 above.

8.4
The Minister shall have access to all the original data resulting from the Petroleum Operations undertaken by the Contractor inside the Exploration Perimeter and Exploitation Perimeter(s) such as reports on geological, geophysics, petro-physics, drilling, and preliminary exploitation reports as well as any reports generally required to conduct such Petroleum Operations.

8.5	The Contractor undertakes to submit to the Ministry the following periodic reports:

8.5.1	Daily reports on drilling activities;

8.5.2	Weekly reports on geophysics works;

8.5.3	A detailed report on development activities starting from the granting of an Exploitation Authorization, within fifteen (15) days after the end of each Quarter;

8.5.4
Effective from the commencement of the production, and within fifteen (15) days after the end of each month, an exploitation report specifying each quantity of Hydrocarbons produced, used in the Petroleum Operations, stored, lost or burned, and sold, during the previous month as well as an estimate of each quantity in question for the current month. Concerning Hydrocarbons which are sold, the report shall specify the identity of the purchaser, the quantity sold and the price obtained for each sale.

8.5.5
Within fifteen (15) days after the end of each Quarter, a report relating to the Petroleum Operations carried out during the previous Quarter including, in particular, a description of the Petroleum Operations carried out and a detailed statement of the Petroleum Costs incurred, such costs being broken down by Exploration/Exploitation Perimeter and by nature;

8.5.6
Within three (3) months after the end of each Calendar Year, a report relating to the Petroleum Operations carried out during the previous Calendar Year, as well as a detailed statement of the Petroleum Costs incurred, such costs being broken down by Exploration/Exploitation Perimeter and by nature and a figures of the staff employed by the Contractor, indicating the number of employees, their nationality, their position, the total amount of the wages, the rate of mauritanisation employment as well as a report on medical care and instruction given to them.

8.5.7	Any other report generally required as part of the Petroleum Operations.

8.6	In addition, the following reports, data and documents shall be presented to the Ministry within a month of their preparation or their acquisition:

8.6.1	Two (2) copies of the geological reports created as part of the exploration;

8.6.2
Two (2) copies of the geophysics reports created as part of the exploration. The Ministry shall have access to the originals of all the records made (magnetic tapes or other support) and can obtain copies, upon request;

8.6.3	Two (2) copies of the reports for the implementation and establishment and end of drilling for each well drilled;

8.6.4	Two (2) copies of all measurements, tests, trials and surveys recorded during the drilling (end of drilling reports);

8.6.5
Two (2) copies of each analysis report (petrography, biostratigraphy, geochemistry or other) carried out on cores, cuttings or fluids collected from each well drilled including the negatives of the various related photographs;

8.6.6
A representative sample of cores taken, of drill cuttings taken from each well as well as samples of fluids produced during the tests or production tests shall also be submitted within a reasonable time;

8.6.7	Moreover, the Contractor shall be able to freely export samples of cores and cuttings taken and fluids produced;

8.6.8	And in general, two (2) copies of all other reports generally required to carry out the Petroleum Operations.
The reports, studies and other results referred to in the present article 8.6, as well as those referred to in article 8.5 above, shall be provided on adequate supports, in digital and paper format.

8.7
The Parties undertake to treat as confidential and not to communicate to a Third Party or to be published, save with the prior approval of the Minister, any data and information of technical nature related to the Petroleum Operations and which are not yet in the public domain, throughout the duration of the Contract.

In the event of the surrender of an area or a waiver of its rights over an area, the Contractor shall treat as confidential and agrees not disclose to Third Parties or publish, without the prior approval of the Minister, any data and information relating to the perimeter in question and which is not yet in the public domain.
After the surrender, termination or expiry of the Contract, the Contractor shall treat as confidential and shall not disclose to Third Parties nor shall publish, without prior approval of the Minister, any data and information related to the Petroleum Operations which is not already available in the public domain.

8.8	Notwithstanding the provisions of article 8.7, the State shall be authorized to communicate data and information:

8.8.1	To all service providers and professional consultants involved in the performance of the Petroleum Operations, after obtaining a similar commitment of confidentiality;

8.8.2	To any bank or financial institution from which an entity of the State requests or obtains funding, after obtaining a similar commitment of confidentiality;

8.8.3	As part of any contentious procedure of legal, administrative or arbitral nature.

8.9	Notwithstanding the provisions of article 8.7, the Contractor shall be authorized to communicate the data and information:

8.9.1	to any Affiliated Company bound by a similar commitment of confidentiality;

8.9.2	to all service providers and professional consultants involved in the performance of the Petroleum Operations, after obtaining a similar commitment of confidentiality;

8.9.3
to any company interested in good faith in taking a possible assignment, after obtaining from such company, a commitment to keep confidential this information and data and to use them only for the purposes of the aforesaid assignment;

8.9.4	to any bank, institution or financial entity from which an entity of the Contractor requests or obtains funding, after obtaining a similar commitment of confidentiality;

8.9.5	when and to the extent that the regulations of a recognized stock exchange requires it;

8.9.6	as part of any contentious procedure of legal, administrative or arbitral nature.

8.10	The Contractor shall report to the Minister as soon as possible about all information relating to mineral substances found during the performance of the Petroleum Operations.

8.11	The Contractor shall take part in the implementation of the Extractive Industry Transparency Initiative (EITI) in accordance with article 98 of the Crude Hydrocarbons Code.

ARTICLE 9: APPRAISAL OF A DISCOVERY AND GRANT OF AN EXPLOITATION
AUTHORIZATION

9.1
If the Contractor discovers Hydrocarbons in the Exploration Perimeter, it shall notify the Minister in writing as soon as possible and shall carry out, in accordance with good international petroleum industry practice, the necessary tests. In the thirty (30) days following the date of provisional closing or of abandonment of the discovery well, the Contractor shall submit to the Minister a report giving all information related to the aforementioned discovery and shall provide its recommendations in respect of the continuation of its evaluation.

9.2
If the Contractor wishes to undertake the appraisal of the discovery referred to above, it shall diligently submit to the Minister for approval the appraisal works programme, the timetable of the works and the corresponding budget estimate, no later than six (6) months following the date on which the discovery was notified as set out in article 9.1 above.

The Contractor shall then undertake with all due diligence the appraisal works in accordance with the established program, it being understood that the provisions of articles 5.2 and 5.3 above will apply to said program.

9.3
Within three (3) months of the completion of the appraisal works, and no later than thirty (30) days prior to the expiration of the third phase of the exploration period defined in article 3.2, including any extension thereof in accordance with the provisions of articles 3.3 and 3.4 above, the Contractor shall submit to the Minister a detailed report giving all the technical and economic information relating to the reservoir which was discovered and appraised, establishing whether, in the Contractor’s opinion, the aforementioned discovery is commercial or not.

This report shall include inter alia the following information: the geological and petro-physical characteristics and the estimated delimitation of the reservoir; the results of the tests and production tests carried out; the nature, properties and volume of the Hydrocarbons that it contains, a preliminary techno-economic study of the exploitation of the reservoir.

9.4
Any quantity of Hydrocarbons produced from a discovery before it is declared commercial shall be subject to the provisions of article 10 of this Contract, if it is not used for the performance of the Petroleum Operations or it is lost.

9.5
If a reservoir is considered by the Contractor to be commercial it shall be entitled to an Exploitation Authorization. In this case, the Contractor shall submit to the Minister an application for an Exploitation Authorization, within three (3) months after the submission of the report referred to in article 9.3 above, and no later than thirty (30) days before the expiration of the third phase of the exploration period defined in article 3.2, including any extension thereof in accordance with the provisions of articles 3.3 and 3.4 above. The aforementioned application shall specify the lateral and stratigraphic delimitation of the Exploitation Perimeter, which shall only cover the estimated limit(s) of the reservoir discovered and appraised inside the unexpired Exploration Perimeter and shall be supported with the technical justifications necessary for the aforementioned delimitation. The above-mentioned application for an Exploitation Authorization shall be accompanied by a detailed development and production program, including specifically with respect to the reservoir concerned:

9.5.1	An estimate of the proven and probable recoverable reserves and the corresponding production profile, as well as a study on the methods of recovery of Hydrocarbons and valorization of Natural Gas;

9.5.2
The description of works and installations required for the exploitation of the reservoir, such as the number of wells, the facilities necessary for the production, separation, processing, storage and transport of Hydrocarbons;

9.5.3	The program and schedule for performance of the aforesaid works and facilities, including the date of production start-up;

9.5.4	The estimate of the development investments and operating costs broken down by year, as well as an economic study confirming the commercial nature of the reservoir;

9.5.5	Methods of financing these investments by each entity constituting the Contractor;

9.5.6	The environmental impact assessment of the development project to be undertaken by the Contractor in accordance with the provisions of the Environmental Code;

9.5.7	An indicative diagram of Rehabilitation Plan to rehabilitate the sites at the end of operations.
The Minister shall be entitled to propose amendments or modifications to the above-mentioned development and production program, by notifying them to the Contractor with all the justifications deemed useful within ninety (90) days of receipt of said program. The provisions of article 5.2 above shall apply to said program as regards the approval thereof within the ninety (90) day period referred to above.
If the results obtained during the development justify changes to the development and production program, the aforementioned program may be modified by using the same procedure as that referred to above for its initial adoption.

9.6
The Exploitation Authorization shall be granted by the Minister within forty-five (45) days of the date of adoption of the development and production program by the Parties. The grant of an Exploitation Authorization entails the cancellation of the Exploration Authorization inside the Exploitation Perimeter, but lets it remain valid outside this area until its expiration date without modifying the minimum exploration work commitment provided for under article 4 above for the relevant phase of the exploration period.

9.7
If the Contractor makes several commercial discoveries in the Exploration Perimeter, each shall give rise, in accordance with article 9.5 and 9.6 above, to a separate Exploitation Authorization corresponding to an Exploitation Perimeter.

9.8
If during works performed after the grant of an Exploitation Authorization, it appears that the extent of the reservoir is larger than initially projected pursuant to article 9.5 above, the Minister shall grant to the Contractor under the framework of the Exploitation Authorization already granted, the additional portion provided that the extension forms an integral part of the unexpired Exploration Perimeter and the Contractor provides technical justifications for the extension requested.

If it appears that the reservoir has a shorter extension than initially projected, the Minister may require the Contractor to return the portion(s) which are outside the limits of the reservoir.

9.9
If a reservoir extends beyond the boundary of the unexpired Exploration Perimeter the Minister may require that the Contractor exploit the aforementioned reservoir in partnership with the permit-holder of adjacent perimeter in accordance with the provisions of article 53 of the Crude Hydrocarbons Code. Within twelve (12) months of the written request of the Minister, the Contractor shall put to him, for approval, a draft development and production program for the reservoir in question, prepared in agreement with the permit-holder of the rights to the adjacent perimeter.

In the event that a reservoir extends over one or several other perimeters which are not subject to a contract, an extension of the contractual perimeter can be carried out under the provisions of the Crude Hydrocarbons Code.

9.10
The Contractor shall start development operations including the necessary studies no later than six (6) months after the grant of the Exploitation Authorization referred to in article 9.6 above and shall monitor them with utmost diligence. The Contractor undertakes to carry out the development and production operations according to good international petroleum industry practice to ensure the optimal recovery of Hydrocarbons contained in the reservoir. The Contractor undertakes to start as soon as possible studies of enhanced recovery in consultation with the Ministry and to use such recovery procedures if, in the Contractor’s opinion, such procedures may result in an improvement in the rate of recovery under economic conditions.

9.11
The duration of the exploitation period during which the Contractor is authorized to produce from a reservoir declared commercial is fixed at twenty-five (25) years if the exploitation relates to reservoirs of Crude Oil and thirty (30) years if the exploitation relates to Natural Gas reservoirs, starting from the date of grant of the corresponding Exploitation Authorization.

Upon expiry of the initial exploitation period defined above, the corresponding Exploitation Authorization may be renewed for an additional period of no more than ten (10) years upon reasoned request of the Contractor submitted to the Minister no later than one (1) year before the aforementioned expiration, provided that the Contractor has met all its contractual obligations under this Contract during the initial exploitation period and that it can demonstrate that commercial production from the Exploitation Perimeter remains possible during the requested additional period.

9.12
For any reservoir having resulted in the grant of an Exploitation Authorization, the Contractor undertakes, subject to the provisions of article 21 below, to bear the costs of all the Petroleum Operations which are useful and necessary for the exploitation of the reservoir, in accordance with the development and production program adopted.

However, if on the basis of technical knowledge acquired in respect of this reservoir, the Contractor deems and can provide accountable evidence, during the development and production program or in the course of exploitation, that production of the said reservoir cannot or can no longer be commercially profitable although the discovery well and the appraisal works resulted in the grant of an Exploitation Authorization in accordance with this Contract, the Minister undertakes not to oblige the Contractor to continue the works and to make technical-commercial arrangements, insofar as possible, with the Contractor which would make it possible for the Contractor to continue the profitable exploitation of the reservoir. If the Contractor decides not to continue exploitation works and if the Minister requires it, the Contractor shall relinquish the said Exploitation Authorization and any rights related thereto.

9.13
The Contractor may at any time, subject to at least a six (6) month prior written notice to the Minister, relinquish all or part of an Exploitation Perimeter, provided it has met all the obligations under this Contract.

9.14
The Contractor undertakes throughout the duration of the Exploitation Authorization to produce annually quantities of Hydrocarbons from each reservoir in accordance with good international petroleum industry standards by principally taking into account the rules of good reservoir preservation and the optimal recovery of Hydrocarbon reserves under economic conditions throughout the duration of the Exploitation Authorizations in question.

9.15
Stoppage of production of a reservoir for a period of over six (6) consecutive months decided by the Contractor without the approval of the Minister, may result in the termination of this Contract under the conditions provided for in article 25 below.

9.16	The Minister may, on three (3) months notice, require the Contractor to relinquish immediately, and without compensation, all its rights over the supposed discovery limits, including

Hydrocarbons which could be produced from the said discovery, if the Contractor, without duly justified reason:

9.16.1	has not submitted an appraisal work program in respect of the said discovery within the timeframe referred to in article 9.2 above;

9.16.2	has not completed the appraisal work of the said discovery in accordance with the assessment program and within the timeframe referred to in article 9.2 above;

9.16.3	or has not submitted an application for an Exploitation Authorization within the time referred to in article 9.5 above.
The State may then complete all the appraisal, development and production works in respect of this discovery provided that no damage is caused to the performance of Petroleum Operations by the Contractor in the Exploration Perimeter.

ARTICLE 10: RECOVERY OF PETROLEUM COSTS AND PRODUCTION SHARING

10.1
From the start of a regular production of Hydrocarbons under an Exploitation Authorization or an anticipated production authorization, such production shall be shared and marketed in accordance with the provisions below.

10.2
For the purposes of recovery of Petroleum Costs, the Contractor may freely retain, during each Quarter, in respect of each Exploitation Authorization, a portion of the corresponding total production equal to sixty percent (60%) for Crude Oil and to sixty-five percent (65%) for Dry Gas of the total quantity produced which is neither used in the Petroleum Operations, nor lost, or only a lesser percentage which would be necessary and sufficient.

The value of the portion of the total production allocated for recovery of the Petroleum Costs by the Contractor, as defined in the preceding paragraph, shall be calculated in accordance with the provisions of articles 14 and 15 below.
If during any Calendar Year the Petroleum Costs not yet recovered by the Contractor under the provisions of this article 10.2, exceed the equivalent in value of sixty percent (60%) in respect of Crude Oil or sixty-five percent (65%) in respect of Dry Gas of the total production calculated as indicated above, the excess of which cannot be recovered during the Calendar Year under consideration shall be carried forward the following Calendar Year(s) until full recovery of the Petroleum Costs or termination of this Contract.
The recovery of Petroleum Costs for any Quarter shall be made in accordance with the order set out in the Accounting Procedure.

10.3
The quantity of Hydrocarbons, under each Exploitation Authorization, remaining during each Quarter after the Contractor has retained the portion necessary for the recovery of the Petroleum Costs under the provisions of article 10.2 above from the total production, shall be shared between the State and the Contractor as follows, according to the value of the ratio "R" defined below:

Value of "R"	State Share	Contractor Share
Lower than 1	30%	70%
Greater than or equal to 1 and lower than 1.5	32.5%	67.5%
Greater than or equal to 1.5 and lower than 2	35%	65%
Greater than or equal to 2 and lower than 2.5	37.5%	62.5%

Greater than or equal to 2.5 and lower than 3	40%	60%
Greater than or equal to 3	42.5%	57.5%.

For the purposes of this article, the ratio "R" indicates the ratio of "Net Cumulated Income" of the Contractor to "Cumulated Investments" within the relevant Exploitation Perimeter, where:
"Net Cumulated Income" indicates the sum, from the Effective Date until the end of the previous Quarter, of the value of Hydrocarbons obtained by the Contractor in accordance with the provisions of articles 10.2 and 10.3 above; reduced by the Exploitation Petroleum Costs incurred by the Contractor, as defined and determined under the provisions of the Accounting Procedure.
"Cumulated Investments" means the sum, from the Effective Date until the end of the previous Quarter, of the Exploration Petroleum Costs, and the Development Petroleum Costs incurred by the Contractor, as defined and determined according to the provisions of the Accounting Procedure.

10.4	The State may receive its production defined in article 10.3 above, either in kind, or in cash.

10.5	If the State wishes to receive in kind all or part of its share of production as defined in article
10.3 above, the Minister shall notify the Contractor of such wish in writing at least ninety (90) days before the beginning of the Quarter concerned, specifying the exact quantity that it wishes to receive in kind during the aforementioned Quarter and the conditions of delivery.
To this end, it is agreed that the Contractor shall not enter into any sales commitment relating to the State share of production for a period greater than one hundred and eighty (180) days without the written approval of the Minister.

10.6
If the State wishes to receive in cash all or part of its share of production defined in article 10.3 above, or if the Minister has not notified the Contractor of its decision to receive in kind the State's share of production pursuant to article 10.5 above, the Contractor shall market the State's share of production to be taken in cash for the Quarter concerned, to lift this share during this Quarter, and to pay to the State, within the thirty (30) days following each lifting, an amount equal to the quantity corresponding to the State share of production multiplied by the F.O.B sales price less the inherent marketing expenses.

The Minister shall have the right to require the payment for sales of the State share of production sold by the Contractor in Dollars or any other foreign currency in which the transaction has been made.

ARTICLE 11: TAXATION

11.1
Each entity constituting the Contractor shall be subject to the business profits tax on their net profits generated in relation to the Petroleum Operations in accordance with articles 66 to 74 of the Crude Hydrocarbons Code and with the provisions of the Accounting Procedure defined in appendix 2 of this Contract.

The rate of this tax is fixed at twenty-six percent (26%) for the duration of the Contract as defined in article 2.2 above.
For the purposes of determining the business profits tax industrial and commercial, the value of the Hydrocarbons marketed by the Contractor in accordance with articles 10.2 and 10.3 above, to be integrated in the taxable net profit, shall be established in accordance with the provisions of article 14 below.

11.2	Subject to the provisions of article 21 below, the Contractor shall pay to the State the following surface fees:

11.2.1	two Dollars ($2) per square kilometer and per annum during the first phase of the exploration period;

11.2.2	three Dollars ($3) per square kilometer and per annum during the second phase of the exploration period;

11.2.3	four Dollars ($4) per square kilometer and per annum during the third phase of the exploration period and during any extension provided for under articles 3.3 and 3.4 above;

11.2.4	one hundred and seventy Dollars ($170) per square kilometer and per annum for the effective duration of the Exploitation Authorization.
The surface fees referred to in subsections 11.2.1, 11.2.2 and 11.2.3 above shall be paid annually in advance, no later than the first day of each Contract Year, for the whole Contract Year, according to the scope of the Exploration Perimeter held by the Contractor as at the expiration date of the aforesaid fees.
The surface fees relating to an Exploitation Authorization shall be paid annually in advance, at the beginning of each Calendar Year according to the grant of the Exploitation Authorization or for the Calendar Year of the said grant, within thirty (30) days of the date of the grant, pro rata temporis for the remainder of the current Calendar Year), according to the scope of the Exploitation Perimeter at the aforementioned date.
In the event of abandonment of a surface during a Calendar Year or resulting from a Force Majeure event, the Contractor shall not be entitled to any reimbursement of surface fees already paid.
The amounts referred to in this article 11.2 shall not be regarded as recoverable Petroleum Costs under the provisions of article 10.2 above, or be considered as deductible charges for the establishment of the business profits in accordance with article 76 of the Crude Hydrocarbons Code.

11.3	The Contractor shall be liable for taxes and duties as well as deductions withheld and other tax obligations applicable to contractors in accordance with Title VI of the Crude Hydrocarbons Code.

11.4
The subcontractors of the Contractor as well as the personnel of the Contractor and of its subcontractors are subject to the existing tax provisions of common law in force, subject to the applicable provisions contained in Title VI of the Crude Hydrocarbons Code.

11.5
Subject to the provisions of article 83 of the Crude Hydrocarbons Code, the shareholders of the entities constituting the Contractor and their Affiliated Companies shall, in addition to the exemptions contained in article 86 of the aforementioned Code, also be exempt from all levies, duties, taxes and contributions relating to the dividends received, debts, loans and interest related to the Petroleum Operations.

11.6
Save for the taxes, contributions and duties provided for under Title VI of the Crude Hydrocarbons Code, surface fees provided for under article 11.2 above, bonuses under article 13 below, and the contribution referred in article 12.2 below, the Contractor shall be exempt from all levies, duties, taxes, fees or contributions of any nature, whether national, regional or communal, current or forthcoming, relating to the Petroleum Operations and any related income, or more generally, the properties, activities or acts of the Contractor, including its establishment, transfers of funds and its activities pursuant to the Contract, given that these exemptions apply only to Petroleum Operations.

The exemptions referred to in the present article do not apply to the services actually rendered to the Contractor by the Mauritanian public administrations and communities. However, the tariffs applied with respect to the Contractor, its subcontractors, carriers, clients and agents shall remain reasonable compared to the services rendered and shall not exceed the tariffs generally applied for these same services by the aforementioned public administrations and communities. The cost of these services shall be regarded as recoverable Petroleum Costs in accordance with the provisions of article 10.2 of this Contract.

ARTICLE 12: PERSONNEL

12.1
The Contractor undertakes from the beginning of the Petroleum Operations to ensure priority employment based on equal qualifications for Mauritanian personnel and to contribute to the training of that personnel in order to allow their access to any position of skilled workers, foremen, executives, engineers and managers.

For this purpose, the Contractor shall establish at the end of each Calendar Year, in agreement with the Ministry, a plan for the recruitment of Mauritanian personnel and a plan for training and development to achieve an increased participation of the Mauritanian personnel in the Petroleum Operations.

12.2
The Contractor shall also contribute to the training and development of the agents from the Ministry and other entities referred to in article 80 of the Crude Hydrocarbons Code, in accordance with a plan established by the Ministry at the end of each Calendar Year.

For this purpose, the Contractor shall pay to the State, for the said training and development, an amount equal to one hundred and fifty thousand Dollars ($150,000) per Calendar Year for the duration of the Exploration Authorisation and, from the date of grant of an Exploitation Authorisation, an amount equal to five hundred thousand Dollars ($500,000) per Calendar Year Contract. The payments referred to above shall be considered as non recoverable Petroleum Costs under the provisions of article 10.2 above but as charges deductible from the business profits in accordance with article 82 of the Crude Hydrocarbons Code.

ARTICLE 13: BONUSES

13.1	The Contractor shall pay to the State a signature bonus of an amount of one million Dollars ($1,000,000) within thirty (30) days following the Effective Date.

13.2	In addition, the Contractor shall pay to the State the following production bonuses:

13.2.1
four million Dollars ($4,000,000) when the regular marketed production of Hydrocarbons extracted from the Exploitation Perimeters reaches for the first time the average rate of twenty-five thousand (25,000) Barrels of Crude Oil per day during a period of thirty (30) consecutive days;

13.2.2
six million Dollars ($6,000,000) when the regular marketed production of Hydrocarbons extracted from the Exploitation Perimeters reaches for the first time the average rate of fifty thousand (50,000) Barrels of Crude Oil per day during a period of thirty (30) consecutive days;

13.2.3
ten million Dollars ($10,000,000) when the regular marketed production of Hydrocarbons extracted from the Exploitation Perimeters reaches for the first time the average rate of one hundred thousand (100,000) Barrels of Crude Oil per day for a period of thirty (30) consecutive days;

13.2.4
eighteen million Dollars ($18,000,000) when the regular marketed production of Hydrocarbons extracted from the Exploitation Perimeters reaches for the first time the average rate of one hundred fifty thousand (150,000) Barrels of Crude Oil per day for a period of thirty (30) consecutive days.

Each amount referred to in the paragraphs 13.2.1 to 13.2.4 above shall be paid within thirty (30) days following the aforementioned reference period of thirty (30) consecutive days.

13.3
The amounts referred to in articles 13.1 and 13.2 above shall not be considered as recoverable Petroleum Costs under the provisions of article 10.2 above, nor considered as deductible charges for the purpose of calculating the business profits in accordance with article 79 of the Crude Hydrocarbons Code.

ARTICLE 14: PRICE OF HYDROCARBONS

14.1
The unit selling price of Crude Oil taken into consideration under articles 10 and 11 above shall be F.O.B. "Market Price" at the Delivery Point expressed in Dollars per Barrel such as below given for each Quarter.

A Market Price shall be established for each type of Crude Oil or mixture of Crude Oils.

14.2
The Market Price applicable to the liftings of Crude Oil carried out during a Quarter shall be calculated at the end of that Quarter, and shall be equal to the weighted average of the prices obtained by the Contractor and the State for sales of Crude Oil to Third Parties during the relevant Quarter, adjusted to reflect the differences in terms of quality and density as well as in terms of F.O.B delivery and terms of payment, provided that the quantities thus sold to Third Parties during the relevant Quarter represent at least thirty percent (30%) of the total quantities of Crude Oil obtained from all the granted Exploitation Perimeters under this Contract and sold during the said Quarter.

14.3
In the event that such sales to Third Parties are not made during the relevant Quarter, or do not represent at least thirty percent (30%) of the total quantities of Crude Oil obtained from the whole Exploitation Perimeters granted under this Contract and sold during the Quarter in question, the Market Price shall be established during the Quarter considered by comparison with the "Current International Market Price" of Crude Oil produced in Mauritania and in neighboring producing countries, taking into consideration the differences in terms of quality, density, transport and terms of payment.

The term "Current International Market Price" means the price allowing the Crude Oil sold to reach, at the processing or consumption locations, a competitive price equivalent to that of Crude Oil of similar quality coming from other regions and delivered under comparable commercial conditions, both in terms of quantities and destination and utilization of such Crude Oil and taking into account the market conditions and the type of contracts.

14.4	The following transactions shall, inter alia, be excluded from the calculation of the Market Price of Crude Oil:

14.4.1	sales in which the buyer is an Affiliated Company of the seller as well as sales between entities constituting the Contractor;

14.4.2
sales in exchange for payment other than payment in freely convertible currencies and sales driven, in whole or part, for reasons other than the usual economic incentives involved in Crude Oil sales on the international market (such as exchange contracts, sales from government to government or to government agencies).

14.5
A committee chaired by the Minister or his delegate and consisting of State representatives and those of the Contractor shall meet upon request of its chair, at the end of each Quarter, to establish, in accordance with the stipulations of this article 14 the Market Price of Crude Oil produced, which shall apply to the previous Quarter. The decisions of the committee shall be taken unanimously.

In the event that no decision is taken by the committee within thirty (30) days from the end of the Quarter in question, the Market price of the Crude Oil produced shall be definitely determined by an internationally recognized expert appointed by mutual agreement between the Parties, or, failing such agreement, by the International Center for Technical Expertise from the

International Chamber of Commerce. The expert shall set the price in accordance with the provisions of this article 14 within twenty (20) days from his appointment. The expert’s costs shall be shared equally by the Parties.

14.6
Pending the determination of the price, the Market price provisionally applicable to a Quarter shall be the Market price of the preceding Quarter. Any necessary adjustment shall be made no later than thirty (30) days after the determination of the Market Price for the relevant Quarter.

14.7
The Contractor shall measure all the Hydrocarbons produced after their extraction from water and the related substances, using, with the consent of the Ministry, the instruments and procedures in keeping with the international petroleum industry methods then in force. The Ministry shall have the right to examine these measurements and to control the instruments and procedures used.

If during the exploitation, the Contactor wishes to change the said instruments and procedures, it shall obtain the prior consent of the Ministry.
If, during an inspection carried out by the Ministry, it is noted that the measuring instruments are inaccurate and exceed the permitted tolerances, and this situation is confirmed by an independent expert, the inaccuracy in question shall be regarded as having existed for half of the period since the preceding inspection, unless it can be demonstrated that this occurred in respect of a different length of time. The Petroleum Costs' account and the production and lifting shares of the Parties shall be subject of suitable adjustments within thirty (30) days following receipt of the expert's report.

14.8	For Dry Gas, the provision of this article 14 shall apply mutatis mutandis without prejudice to the provisions of article 15 below.
ARTICLE 15: NATURAL GAS
Non-associated Natural Gas

15.1
If a discovery as referred to in article 9.1 above relates to a Non-associated Natural Gas reservoir that the Contractor has undertaken to appraise in accordance with article 9.2 above, the Minister and the Contractor shall carry out jointly, and concurrently with the appraisal works of the said discovery, a market research intended to evaluate the possible outlets for this Natural Gas, for the local market and exportation, as well as the necessary means for its marketing, and they shall consider the possibility of jointly marketing their shares of production. The study shall determine in particular the quantities which can definitely be shifted on the local market by virtue of their nature as combustible or as raw material, the installations and arrangements necessary for the movement of this Natural Gas to user companies or government agency responsible for its distribution, as well as the estimated selling price which shall be determined in accordance with the principles provided for under article 15.8 below.

In order to assess the marketability of the discovered Non-associated Natural Gas, the Contractor shall be entitled, in accordance with article 3.4 above, to an extension of its Exploration Authorization.
If, following the evaluation of a discovery of Non-associated Natural Gas, it appears that the development of such discovery requires special economic terms, the Parties may agree, in exceptional circumstances, to such terms.

15.2
At the end of the appraisal work, should the Parties jointly decide to exploit this Natural Gas to supply the local market, or should the Contractor decide to exploit it for export, it shall submit before the end of the Exploration Authorization a request for an Exploitation Authorization which the Minister shall grant under the conditions provided in article 9.6 above.

The Contractor shall then carry out the development and the production of this Natural Gas in accordance with the development and production plan submitted and approved by the Minister in accordance with the provisions of article 9.5. The provisions of this Contract which are applicable to Crude Oil shall apply mutatis-mutandis to Natural Gas, subject to the specific provisions of articles 15.7 to 15.9 below.
If the production is intended in whole or in part for the local market, a supply contract shall be entered into, under the aegis of the Minister, by the Contractor and the State agency responsible for the distribution of gas. The contract shall fix the obligations of the parties in terms of the supply and lifting of commercial gas and shall include a clause requiring the buyer to pay part of the price in case of failure in the lifting of contractual quantities.

15.3
In the absence of submission of an appraisal program or of a request for an Exploitation Authorization within the deadlines specified in articles 9.2 and 9.5 above, the surface including the extent of the reservoir of Non-associated Natural Gas shall be returned, at the request of the Minister, to the State which shall carry out for its own account all the works for the exploitation of the reservoir in question.

Associated Natural Gas

15.4
In the event of a discovery of a reservoir of Crude Oil which is commercial and which contains Associated Natural Gas, the Contractor shall indicate in the report referred to in article 9.3 above if it considers that the production of this Associated Natural Gas is likely to exceed the quantities necessary to the requirements of the Petroleum Operations related to the production of Crude Oil including re-injection operations, and if it considers that this excess can be produced in commercial quantities. If the Contractor has informed the Minister of such an excess, the Parties shall jointly evaluate the possible outlets for this surplus, both on the local market and for export (including the possibility of a joint marketing of their shares of production of this excess), as well as the means necessary for its marketing.

If the Parties agree to exploit the Associated Natural Gas surplus, or if the Contractor decides to exploit this surplus for export, the Contractor shall indicate in the development and production program referred to in article 9.5 above the additional facilities necessary for the development and the exploitation of this surplus and its estimate of the related costs.
The Contractor shall then proceed with the development and exploitation of this surplus in accordance with the development and production program submitted and approved by the Minister in accordance with the provisions of article 9.5 above, and the provisions of this Contract applicable to Crude Oil shall apply mutatis-mutandis to the Natural Gas surplus, subject to the specific provisions of articles 15.7 to 15.9 below.
A similar procedure to that in the above paragraph shall be followed if the marketing of the Associated Natural Gas is decided during the exploitation of a reservoir.

15.5	Should the Contractor decide not to exploit the excess Associated Natural Gas and should the State, at any time, wish to use it, the Minister shall notify the Contractor thereof, in which case:

15.5.1	The Contractor shall make available to the State, free of charge, upon its exit of the gas separation facilities, all or part of the excess which the State wishes to lift;

15.5.2
The State shall be responsible for the collection, processing, compression and transport of that excess from the separation facilities referred to above, and shall support all the additional costs related thereto;

15.5.3
The construction by the State of the facilities necessary for the operations mentioned in paragraph b) above, as well as the lifting of the excess by the State, shall be carried out in accordance with good international petroleum industry practice in such a way as to not impede with the production, lifting and transportation of Crude Oil by the Contractor.

15.6	Any excess of Associated Natural Gas which would not be utilized under articles 15.4 and 15.5 above shall be reinjected by the Contractor.

Common provisions

15.7
The Contractor shall have the right to dispose of its share of production of Natural Gas, in accordance with the provisions of this Contract. It shall also have the right to proceed with the separation of the liquids from all Natural Gas produced, and to transport, store as well as to sell on the local market or for export its share of liquid Hydrocarbons thus separated, which shall be regarded as Crude Oil for purposes of sharing between the Parties under article 10 above.

15.8	For the purposes of this Contract, the Market Price of Natural Gas, expressed in Dollars per million BTU, shall be equal:

15.8.1	With respect to the Natural Gas export sales to third parties, to the price obtained from purchasers;

15.8.2
With respect to sales on the local market of Natural Gas as a fuel, to a price agreed by mutual agreement between the Minister (or the national entity in charge of the distribution of gas on the local market) and the Contractor, on the basis of the market price of the rate of a substitute fuel for Natural Gas.

15.9
For the purposes of the application of articles 10.2, 10.3 and 13.2 above, the quantities of Natural Gas available after deduction of the reinjected or flared quantities and those used for the requirements for the Petroleum Operations, shall be expressed in a number of Barrels of Crude Oil such as one hundred and sixty five (165) cubic meters of Natural Gas measured at the temperature of 15.6°C and at the atmospheric pressure of 1,01325 bars are considered equal to one (1) Barrel of Crude Oil, unless otherwise agreed by the Parties.

ARTICLE 16: TRANSPORT OF HYDROCARBONS THROUGH PIPELINES

16.1
The Contractor shall have the right, during the term of the Contract and in the conditions defined in Title V of the Crude Hydrocarbons Code, to process and transport in its own facilities inside the territory of Mauritania and to have products processed and transported while keeping ownership thereof, the products of its exploitation activities or its share of the aforesaid products, to the storage, processing, lifting or major consumption points.

16.2
If conventions for the purposes of allowing or facilitating the transportation of Hydrocarbons through pipelines through other states are entered into between the aforementioned states and the Mauritanian Government, the State shall grant without discrimination to the Contractor all the advantages which could result from the execution of these conventions.

16.3	As part of transportation operations, the Contractor shall have rights and shall be subject to the obligations provided for under Title V of the Crude Hydrocarbons Code.

ARTICLE 17: OBLIGATIONS TO SUPPLY DOMESTIC MARKET

17.1	The Contractor shall comply with the requirements for domestic consumption of Hydrocarbons in accordance with the provisions of article 41 of the Crude Hydrocarbons Code.

17.2
The Minister shall notify the Contractor in writing, no later than October 1st of each Calendar Year, of the quantities of Hydrocarbons that the State desires to purchase in accordance with this article for the following Calendar Year. The deliveries shall be made to the State or to the beneficiary designated by the Minister, in amounts and at regular intervals during the said Calendar Year in accordance with the terms agreed by the Parties.

17.3
The price of the Hydrocarbons thus sold by the Contractor to the State shall be the market price determined in accordance with the provisions of article 14 and 15.8; it shall be payable to the Contractor in Dollars.

ARTICLE 18: IMPORT AND EXPORT

18.1
The Contractor shall have the right to import into Mauritania, on its behalf or that of its subcontractors, all the goods, materials, machinery, equipment, spare parts and consumables directly necessary for the proper conduct of the Petroleum Operations and specified in a specific customs list established by the Ministry, upon proposal from the Contractor, in accordance with article 92 of the Crude Hydrocarbons Code.

It is understood that the Contractor and its subcontractors undertake to effect the above- mentioned imports only insofar as the said materials and equipment are not available in Mauritania in equivalent conditions in terms of price, quantity, quality, terms of payment and delivery period.

18.2	The imports and re-exportations of the Contractor and its subcontractors are subject to the customs procedure under articles 90 to 96 of the Crude Hydrocarbons Code.

18.3
The Contractor, its customers and their carriers shall have the right, throughout the Contract, to export freely at the point of export chosen for this purpose, free of any duties and taxes and, without prejudice to the foregoing, VAT will be at zero rate and at any time, the share of Hydrocarbons to which the Contractor is entitled in accordance with the provisions of the Contract, after deduction of all the deliveries made to the State. However, the Contractor undertakes at the request of the State, not to sell Mauritanian Hydrocarbons to countries declared hostile to the State.

ARTICLE 19: FOREIGN EXCHANGE

19.1	The Contractor shall benefit from rights and shall be subject to the obligations under Title VII of the Crude Hydrocarbons Code regarding foreign exchange control and the protection of investments.

ARTICLE 20: BOOKKEEPING, MONETARY UNIT, ACCOUNTING

20.1
The Contractor shall maintain its records and books in accordance with the accounting regulations generally used in the international petroleum industry in accordance with the existing regulations and the Accounting Procedure defined in Appendix 2 of this Contract.

20.2
The records and books shall be maintained in Arabic, French or English and expressed in Dollars. They shall be materially supported by detailed documentation evidencing the expenditure and receipts of the Contractor under this Contract.

These records and books shall be used to determine the Petroleum Costs, the net profits of the Contractor subjected to the tax on business profit tax in accordance with articles 66 et al of the Crude Hydrocarbons Code. They shall include the Contractor's account showing the Hydrocarbon sales under this Contract.
For information purposes, the income statements and the balance sheets shall be maintained in Ouguiyas.

20.3
The original records and books indicated in article 20.1 above shall be maintained at the head office of the Operator, with at least one copy in Mauritania, until the Contractor is granted its first Exploitation Authorization. From the month during which the Contactor is granted the said Exploitation Authorization, the original records and books as well as the supporting documentation shall be maintained in Mauritania.

20.4
After notifying the Contractor in writing, the Minister shall have auditors of choice or his own agents examine and audit the records and books relating to the Petroleum Operations, in accordance with the conditions specified in the Accounting Procedure. He shall have a period of five (5) years following the end of a given Calendar Year to carry out the appraisals or audits relating to the aforementioned Calendar Year and to put to the Contractor his objections for any contradictions or errors observed during these examinations or audits. The Parties may agree to extend this period for another year if special circumstances warrant it. The Parties expressly acknowledge that a Calendar Year may only be audited once.
The audit and correction period shall be extended to the end of the second Calendar Year following the Calendar Year during which the first lifting of Hydrocarbons was performed, for the Petroleum Costs incurred before the first year of production of Hydrocarbons.
The Contractor shall be required to provide all necessary assistance to the people designated by the Minister for this purpose and facilitate their interventions. The reasonable appraisal and audit expenditure shall be refunded to the State by the Contractor and shall be regarded as recoverable Petroleum Costs under the provisions of article 10.2 above.

20.5	The amounts due to the State or the Contractor shall be payable in Dollars or in another convertible currency selected by mutual agreement between the Parties.
In the event of a delay in payment, the amounts owed shall bear interest at the LIBOR rate +5% from the day when they should have been paid until the day of their payment, with monthly capitalization of interest if the delay exceeds thirty (30) days.

ARTICLE 21: GOVERNMENT PARTICIPATION

21.1
The State shall acquire, as at the Effective Date, through the National Company (Société Mauritanienne des Hydrocarbures) referred to in Article 6 of the Crude Hydrocarbons Code, an interest of ten percent (10%) in the rights and obligations of the Contractor in the Exploration Perimeter. Contractor entities, other than the National Company, shall finance this share in respect of all Petroleum Costs corresponding to the Exploration Petroleum Operations including appraisal / assessment of the discoveries made in the Exploration Perimeter and this for the duration of the Exploration Authorization referred to in article 3 above.

The National Company, as a Contractor entity, shall be entitled, pro rata to its participation, to the same rights and benefits and shall be subject to the same obligations as other members of the Contractor, subject to the provisions of this article 21.

21.2
The State shall have the option, through the National Company, to acquire a share in the Petroleum Operations in any Exploitation Perimeter stemming from the Exploration Perimeter, subject to the provisions of article 21.3 below.

In this case, the National Company shall have, in proportion to its participation, the same rights and shall be subject to the same obligations as the Contractor's as established in this Contract, subject to the provisions of this article 21.
For the avoidance of doubt, the participation of the State in the Exploration Perimeter shall continue to be financed by the Contractor entities, in accordance with article 21.1 above.

21.3
In the event the option to participate within an Exploitation Perimeter referred to in article 21.2 is exercised by the State, such State participation shall, in any event, be no less than ten percent (10%) and shall not exceed the maximum percentage of fifteen percent (15%).

21.4
No later than six (6) months from the date of grant of an Exploitation Authorization, the Minister shall notify the Contractor in writing the decision of the State to exercise its option to participate, specifying the percentage which it wishes to take, within the limits provided for in article 21.3 above. Such participation will take effect from the date of receipt of notification of the exercise of the State's option.

For the avoidance of doubt, the State shall not participate in any Petroleum Operations in the entire Exploitation Perimeter resulting from the Exploration Perimeter unless it exercises the option referred to in article 21.2

21.5
As from the date of receipt of notification of its participation referred to in articles 21.2 to 21.4, the State shall fund the Petroleum Costs in the relevant Exploitation Perimeter proportionally to its participation.

The State will reimburse the Contractor entities, other than the National Company, in accordance with article 21.6 below, in proportion to its participation, the Petroleum Costs not yet recovered relating to the relevant Exploitation Perimeter and which have been incurred from the Effective Date (save for exploitation Petroleum Costs (OPEX) and financial costs) up to the date of receipt of the notification referred to in article 21.4 above.
The Contractor shall be exempt from any tax or fee of any nature whatsoever in respect of such refunds or any capital appreciation thereon.

21.6
The State will transfer and will continue to give the Contractor forty five percent (45%) of the production share accruing to it in respect of its participation and in respect of its recovery of Petroleum Costs in accordance with article 10.2 above and the Accounting Procedure set out in Appendix 2, until the sum of these transfers or payments, valued at the provisions of articles 14 and 15 above is equal to one hundred and twelve percent (112%) of the Petroleum Costs referred to in the second paragraph of article 21.5 above.

21.7	For the avoidance of doubt, the reimbursement of Petroleum Costs stipulated in articles 21.5 and
21.6 above, does not address any part of the sums paid by the Contractor under articles 12 and 13 of this Contract.

21.8
The reimbursements made by the State under articles 21.5 and 21.6 above, will be paid in kind by the State, which will transfer to the Contractor entities, other than the National Company, a percentage of its quarterly share of the Hydrocarbons production stipulated in the articles, every Quarter, at the Delivery Point.

However, the State reserves the option to make such payments in Dollars, such payment to be made within ninety (90) days from the effective date of the participation referred to in article 21.4 above.
In the event of a failure to settle the full payment of such reimbursement within the deadline stipulated above, the repayment in kind referred to in articles 21.5 and 21.6 above will apply.

21.9
The practical arrangements for State participation stipulated in article 21.1 above as well as the rules and obligations applying to the Contractor entities, including the National Company, will be fixed in a joint operating agreement (JOA) to be entered into by these entities and which will enter into force no later than ninety (90) days from the Effective Date. Said joint operating agreement (JOA) will be amended whenever necessary and in particular to take into account, where applicable, the exercise by the State of its option under article 21.2 above.

21.10
The National Company on the one hand and other entities constituting the Contractor on the other hand, will not be jointly and severally liable for obligations under this Contract. The National Company shall be individually responsible vis-à-vis the State for its obligations as provided in this Contract. Any failure by the National Company to perform any of its obligations shall not constitute a failure of the other entities constituting the Contractor and shall, in no case, be invoked by the State to terminate this Contract. The association of the National Company and the Contractor, shall not, under any circumstances, cancel or affect the rights of other entities constituting the Contractor to have recourse to the arbitration clause provided for in article 28 below.

ARTICLE 22: ASSIGNMENT

22.1
The rights and obligations resulting from this Contract cannot be assigned to a third party, in whole or in part, by one of the entities constituting the Contractor without the prior approval of the Minister.

Each entity constituting the Contractor can assign freely and at any time, the whole or part of its interests arising from the Contract to an Affiliated Company or to another entity of the Contractor subject to a prior notification of the Minister.
If within three (3) months following notification to the Minister of a proposed assignment accompanied by all the necessary information to support the technical and financial capacities of the assignee, as well as the terms and conditions of the said assignment, the Minister has not given notice of his justified refusal, the said assignment shall be deemed approved by the Minister.
From the date of approval, the assignee shall acquire the status of Contractor and shall have to meet the obligations prescribed to the Contractor by this Contract.

22.2	Additionally, the Contractor or any entity of the Contractor shall have to submit the following to the prior approval of the Minister:

22.2.1
Any project which would be likely to bring, in particular by means of a new distribution of the registered shares, a change in the direct control of the Contractor or of the entity in question of the Contractor. The following shall be considered elements of control of the Contractor, or of one of its entities: the distribution of the registered capital, the nationality of the majority shareholders, as well as the statutory provisions relating to the head office and to the rights and obligations associated with the registered shares in relation to the majority required in the general meetings. However, the assignments of registered shares to Affiliated Companies shall be free subject to a prior notice being given to the Minister for information purposes and to the application of the provisions of article 24.4 below if necessary. Assignments of registered shares to Third Parties, however, shall be subject to the approval of the Minister only if they have the effect of assigning more than thirty percent (30%) of the capital of the company.

22.2.2	Any project to take security over assets and facilities allocated to Petroleum Operations.
The projects referred to in subparagraphs 22.2.1 and 22.2.2 shall be notified to the Minister. If within three (3) months following the aforementioned notification, the Minister has not notified the Contractor, or one of the entities in question, of his reasonable refusal to the said projects, they shall be deemed approved.

22.3
Where the Contractor consists of several entities, it shall provide the Minister, within a month of its signing, a copy of the joint operating agreement (JOA) entered into by the entities, and of all amendments which may be made to that agreement, and shall specify the name of the company designated as "Operator" for the Petroleum Operations. Any change of Operator shall be subject to the approval of the Minister in accordance with the provisions of article 6.2 above.

22.4	Assignments carried out in breach of the provisions of this article 22 shall be null and void.

ARTICLE 23: OWNERSHIP, USE AND ABANDONMENT OF ASSETS

23.1
The Contractor will be the owner of the assets, furniture and buildings, which it shall have acquired for the purposes of the Petroleum Operations, and shall maintain their full use, as well as the right to export or to transfer them to Third Parties throughout the duration of the Contract, provided that the State can acquire, free of charge, at the request of the Minister, all or part of the assets belonging to the Contractor which shall have been used for Petroleum Operations and whose costs of acquisition shall have been fully recovered in accordance with article 10 above, in the following cases:

23.1.1	Upon expiration, waiver or termination of this Contract;

23.1.2
in the event of relinquishment or expiry of an Exploitation Authorization, with respect to the works and facilities located in the Exploitation Perimeter and the equipment assigned exclusively to the Petroleum Operations in the Exploitation Perimeter in question, unless the Contractor wishes to use these assets for Petroleum Operations in other Exploitation Perimeters resulting from the Exploration Perimeter.

23.2
Upon expiry, surrender or termination of any Exploitation Authorization, the Contractor shall carry out all the operations necessary to rehabilitate the sites in accordance with a Rehabilitation Plan established and financed in accordance with the following terms:

23.2.1
At the end of the Quarter during which sixty percent (60%) of the recoverable Hydrocarbon reserves identified in the development program of a reservoir as referred to in article 9.5 shall have been recovered, the Contractor shall prepare and submit to the Minister for approval a Rehabilitation Plan of the site, in conformity with international petroleum industry standard practices, which it proposes to carry out at the end of the operations of production, as well as a corresponding budget. Each year, the Contractor shall make the necessary amendments to the Rehabilitation Plan to take account of the evolution of the technical and financial parameters. The revised Rehabilitation Plan shall become the new Rehabilitation Plan on which bases the payments on the receiving accounts shall be calculated;

23.2.2
The Rehabilitation Plan shall include a detailed description of the removal works and/or of the securitization of the infrastructures such as the rigs, the storage facilities, the wells, etc. necessary to the protection of the environment and people;

23.2.3
The Minister shall propose, in consultation with the Minister for the Environment, amendments or changes to the Rehabilitation Plan, by notifying the Contractor of said revisions and changes in writing to the Contractor with all useful justifications, within ninety (90) days following receipt of the said Plan. The provisions of article 5.2 above shall apply in respect of the adoption of said Plan. When the results achieved during the exploitation justify changes to the Rehabilitation Plan, the aforementioned Plan and the corresponding budget shall be modified in accordance with the aforementioned approval and adoption procedure;

23.2.4
In order to finance the operations provided for in the Rehabilitation Plan, the Contractor shall open a receiver account at an international banking institution approved by the Minister, which it shall supply, starting from the Quarter following the adoption of the Rehabilitation Plan with annual deposits according to a schedule established in agreement with the Minister;

23.2.5
The funds deposited in the receiver account shall be deemed recoverable Petroleum Costs according to the procedures provided for in article 10.2 above, and shall be treated as deductible charges for the calculation of business profits tax. These funds, as well as the interest charged on the receiver accounts, shall be assigned exclusively for the payment of expenditures related to the operations of the Rehabilitation Plan;

23.2.6
The Contractor shall give the Minister prior notice of one hundred and eighty (180) days of its intention to start the operations provided for in the Rehabilitation Plan, save if the Minister notifies the Contractor within thirty (30) days following the above mentioned notification that:

(A)	the exploitation of the reservoir on the Exploitation Perimeter in question shall hereinafter be continued by the State or a Third Party, or

(B)	the State wishes to preserve the facilities for duly justified reasons.
In either of the aforementioned cases (A) and (B) above, the receiver account shall be transferred to the transferee;

23.2.7
If the expenditure necessary to the execution of the Rehabilitation Plan would be greater than the amount available in the receiver account, the entire excess shall be the responsibility of the Contractor;

23.2.8
The Contractor shall pay to the State at the expiry of the Exploitation Authorization the remaining sums in the receiver account which were not used for the performance of the Rehabilitation Plan and which have been recovered pursuant to article 10.2 above.

During the period of validity of the Contract, the wells recognized by mutual agreement as inappropriate for exploitation, may be taken over by the State, at the request of the Minister, for the purpose of converting them into water wells. The Contractor shall then leave the casings in place at the height requested, and possibly, the wellhead, and shall carry out at its expense the plugging of the well at a depth requested. In this case, the Contractor shall not be liable for the consequences of the conversion and the future use of the well.
ARTICLE 24: LIABILITY AND INSURANCE

24.1
The Contractor shall indemnify and compensate any person, including the State, for any damage or loss that the Contractor, its employees or its subcontractors and their employees may cause to any person, to the property or the rights of other people, caused by or resulting from Petroleum Operations.

In the event that State liability is sought as a result of or in relation to the Petroleum Operations, the Minister shall notify the Contractor who, in turn, will defend any claim in this respect and will indemnify the State for any amount which it would be liable for or for expenses related thereto that it would have paid or incurred in relation to such a claim.

24.2
The Contractor shall take out and maintain in force, and cause to be taken out and maintained in force by its subcontractors, all insurances relating to the Petroleum Operations of such forms and for such amounts used in the international petroleum industry, including (a) an insurance contract in respect of its general civil liability and covering the pecuniary consequences of the physical, material and immaterial damages during the or caused by the performance of Petroleum Operations, (b) an insurance contract covering the environmental risks related to the performance of Petroleum Operations, (c) an insurance contract covering industrial accidents and covering the financial consequences of industrial accidents which their personnel would be victims of, and (d) any other insurance contract whose subscription would be required by the regulations in force.

The insurances in question shall be taken out with well-known insurance companies, in accordance with applicable legislation.
The Contractor shall provide the Minister with certificates justifying the subscription to and the maintenance of the insurances referred to above.

24.3
When the Contractor consists of several entities, the duties and liabilities of the latter under the terms of this Contract shall be, subject to the provisions of article 21 above, joint, save for their obligations with respect to the tax on business profits.

24.4
If one of the entities of the Contractor transfers all or part of its rights and obligations under this Contract to an Affiliated Company, provided that the latter has lower technical and financial capacities, its parent company shall submit to the approval of the Minister an undertaking to guarantee the proper performance of the obligations arising from this Contract.

ARTICLE 25: TERMINATION OF THE CONTRACT

25.1	This Contract may be terminated, without compensation, in either of the following cases:

25.1.1	Serious and/or recurring breach by the Contractor of the provisions of this Contract, of the Crude Hydrocarbons Code, or of the existing regulations applicable to the Contractor;

25.1.2	Non-delivery of the banking guarantee in accordance with article 4.6;

25.1.3	Delay of over three (3) months with respect to the payment due to the State;

25.1.4	Discontinuation of development works with respect to a reservoir for six (6) consecutive months without approval of the Minister;

25.1.5	After the start of the production from a reservoir, stoppage of its exploitation for a duration of more than six (6) months decided by the Contractor without approval of the Minister;

25.1.6	Failure by the Contractor to comply, within the time prescribed, with an arbitral award delivered in accordance with the provisions of article 28 below;

25.1.7	Bankruptcy, judicial settlement or liquidation of the Contractor's assets.

25.2
Save as provided for in paragraph 25.1.7 above, the Minister shall declare the forfeiture provided for in article 25.1 above only after having given formal notice to the Contractor, by registered letter with acknowledgment of delivery, to remedy the breach in question within three months (or within six (6) months with respect to the occurrences set forth in paragraphs 25.1.4 and 25.1.5 above) from the date of receipt of such notice.

Failure of the Contractor to remedy the breach stated in the notice within the time limit shall cause the termination of this Contract.
Any dispute as to whether any ground exists to justify the termination of the Contract declared by the Minister may be subject to arbitration in accordance with the provisions of article 28 below. In this case, the Contract shall remain in force until the enforcement of the arbitral award by the Parties.
Termination of this Contract shall automatically lead to the withdrawal of the Exploration Authorization and the Exploitation Authorizations currently in force.

ARTICLE 26: APPLICABLE LAW AND STABILITY OF THE CONDITIONS

26.1	This Contract shall be governed by the laws and regulations of the Islamic Republic of Mauritania, supplemented by the general principles of the international commercial law.
The provisions of this Contract shall prevail over any other contrary provisions.

26.2	The Contractor shall be subject at any time to the laws and regulations in force in the Islamic Republic of Mauritania.

26.3
The Contractor shall not be subject to any legislative or regulatory provision arising after the Effective Date of the Contract which could effectively directly or indirectly reduce the rights of the Contractor or increase its obligations under this Contract and under the legislation and the regulations in force at the effective date of this Contract, without prior agreement of the Parties.

However, it is agreed that the Contractor shall not, under the preceding paragraph, object to the application of the legislative and regulatory provisions of the general law adopted subsequently to the Effective Date of the Contract relating to the safety of people and protection of the environment or to employment law.

ARTICLE 27: FORCE MAJEURE

27.1
Any obligation resulting from this Contract which a Party would be totally or partially unable to comply with, save in respect to the payments of which it would be liable, shall not be deemed a breach of this Contract if the aforementioned non performance results from a Force Majeure event, provided, however, that there is a direct cause and effect relationship between the non performance and the Force Majeure event invoked.

27.2
For the purposes of this Contract, Force Majeure events shall mean any unforeseeable event which is irresistible or beyond the control of the Party invoking it, such as earthquakes, accidents, strikes, guerillas, terrorist acts, blockades, riots, insurrections, civil disorders, sabotages, acts of war, subjection of the Contractor to any law, regulation, or any other uncontrolled cause is to delay and render performance of its obligations, in whole or in part, temporarily impossible. The intention of the Parties is that Force Majeure shall be interpreted in accordance with international petroleum industry principles and practices.

27.3
When a Party considers that it is prevented from carrying out any of its obligations because of a Force Majeure event, it must immediately notify it in writing with the other Part by specifying all elements establishing the occurrence of a Force Majeure event and to take, in agreement with the other Party, all useful and necessary measures allowing the normal resumption of the performance of the obligations affected by the Force Majeure as of the suspension of the Force Majeure event.

The obligations other than those affected by Force Majeure shall continue to be performed in accordance with the provisions of this Contract.

27.4
If the execution of any of the obligations of this Contract is delayed due to a case of Force Majeure, the duration of the resulting delay, along with the time which may be necessary to make good any damage caused by the Force Majeure event, shall be added to the time stipulated in this Contract for the performance of the aforesaid obligation as well as to the duration of the Contract, the Exploration and Exploitation Authorizations currently in force.

ARTICLE 28: ARBITRATION AND EXPERTISE

28.1
In the event of any dispute between the State and the Contractor in respect of the interpretation or the application of the provisions of this Contract, the Parties shall endeavor to solve this dispute by amicable agreement.

The provisions of article 14.5 above apply to the Market price of Crude Oil.
The Parties may also agree to submit any other dispute of technical order to an expert appointed by mutual agreement or by the International Center of Technical Expertise of the International Chamber of Commerce ("ICC").
If, within ninety (90) days the notification of a dispute, the Parties do not reach an amicable settlement, or following the expert's recommendation, the dispute shall be submitted, at the request of the most diligent Party, to the ICC for arbitration in accordance the ICC Rules of Arbitration.

28.2
The seat of the arbitration shall be Paris (France). The language used during the procedure shall be the French language and the applicable law shall be Mauritanian law as well as the international law rules and practices applicable to the subject matter.

The arbitration tribunal shall be composed of three (3) arbitrators. No arbitrator shall be a national of the countries to which either Party belongs.
The arbitration award shall be final and irrevocable. It shall be binding on the Parties and immediately enforceable.

The expenses of the arbitration shall be supported equally by the Parties, subject to the decision of the tribunal concerning their apportionment.
The Parties give up formally and without reservation any right to challenge the aforementioned award, to hinder its recognition and enforcement by any means whatsoever.

28.3
The Parties shall conform to any conservatory measures prescribed by the arbitration tribunal. Without prejudice to the capacity of the arbitration tribunal to recommend conservatory measures, each Party shall request temporary or conservatory measures pursuant to the pre arbitration provisory settlement of the ICC.

28.4
A commencement of arbitral proceedings shall give rise to the suspension of the contractual provisions concerning the subject matter of the dispute, but all other rights and obligations of the Parties under this Contract shall remain in force.

28.5
Subject to the provisions of article 21 above, the fees and expenses of the expert referred to in article 28.1 above shall be borne by the Contractor until the grant of the first Exploitation Authorization, and shall thereafter be borne equally by each Party. These costs shall be regarded as recoverable Petroleum Costs in accordance with article 10 of this Contract.

ARTICLE 29: CONDITIONS FOR APPLICATION OF THE CONTRACT

29.1	The Parties hereby agree to cooperate in all possible ways in order to achieve the object of this Contract.
The State shall facilitate the performance, by the Contractor of its operations by granting it all permits, authorizations, licenses and rights of access necessary for performance of the Petroleum Operations, and by making available all the appropriate services for the said Operations of the Contractor and its employees and agents on the national territory.
Any request for permits, authorizations, licenses and rights referred to above shall be submitted to the Minister who shall transmit it, if necessary, to the relevant ministries and organizations, and shall ensure its follow-up. These requests shall not be rejected without legitimate reason and shall be promptly reviewed to avoid any undue delay of the Petroleum Operations.

29.2
All the notifications or other communications referring to the present Contract shall be made in writing and shall be regarded as having been validly given or made either as soon as they have been personally delivered and with acknowledgement of receipt to the a qualified representative of the Party concerned at its principal place of business in Mauritania, or shall have been delivered as registered mail with acknowledgment of delivery, or sent by facsimile confirmed by letter and after confirmation of the reception by the recipient with the indication of residence indicated below:

For the Ministry:
Directorate of Crude Hydrocarbons ("Direction des Hydrocarbures Bruts") BP:4921
Nouakchott Mauritania
Tel/fax: +222.524 43 07
For the Contractor:
Tullow Mauritania Ltd
Ksar Rue 23-030, PO Box 1551 Nouakchott, Mauritania
Tel: +222 525 6143
Fax: +222 525 6182

The notifications shall be deemed made on the date of receipt by the recipient, in accordance with the acknowledgment of receipt.

29.3	The State and the Contractor may at any time change their authorized representatives or amend the addresses mentioned in article 29.2 above, subject to prior notice of at least ten (10) days.

29.4
This Contract may be modified only by mutual agreement between the Parties and by the conclusion of an amendment approved and coming into effect in accordance with the conditions provided in article 30 above.

29.5
Any waiver by the State of the performance of an obligation of the Contractor shall be made in writing and signed by the Minister, and no waiver shall be considered as a precedent if the State waives the exercise of any of its rights which it is entitled to under this Contract.

29.6	The headings in this Contract are inserted for convenience and reference purposes only and shall not in any manner define, restrict or describe the scope or object of the provisions of the Contract.

29.7	Appendices 1, 2 and 3 are an integral part of this Contract. In case of conflict, the provisions of this Contract shall prevail over those of the Appendices.

ARTICLE 30: EFFECTIVE DATE
After execution by the Parties, this Contract shall be approved by decree of the Council of Ministers and shall become effective as from the date of the publication of said decree in the Official Journal, the aforementioned date being indicated under the name of Effective Date and making the aforementioned Contract binding for the Parties.

In witness whereof, the Parties have signed this Contract in three (3) original copies.
In Nouakchott on 17 May 2012
For
THE ISLAMIC REPUBLIC OF MAURITANIA
Minister in charge of Petroleum, Energy and Mines

/s/ Taleb Abdivall

Mr Taleb Abdivall

For
TULLOW MAURITANIA LTD

/s/ David Lawrie

Mr David Lawrie

APPENDIX 1: EXPLORATION PERIMETER
Appended as an integral part of the Contract made between the Islamic Republic of Mauritania and the Contractor.
As at the Effective Date, the initial Exploration Perimeter covers a surface area deemed to be equal to thirteen thousand two hundred and twenty five (13,225) km².
Co-ordinates given on the maps are defined below by reference to the following coordinates using WGS 1984 Geographic Coordinate Reference System.

MAP OF THE EXPLORATION PERIMETER

APPENDIX 2 : ACCOUNTING PROCEDURE
Appended as an integral part of the Contract made between the Islamic Republic of Mauritania and the Contractor.

ARTICLE 1 : GENERAL PROVISIONS

1.1	Purpose
The purpose of this Accounting Procedure is to establish the rules and methods of accounting for and controlling Petroleum Costs with a view to collecting such costs and with a view to sharing production in keeping with article 10 of the Contract, and the rules for determining the net profit earned by the Contractor for the purposes of calculating the tax on industrial and commercial profits.

1.2	Accounts and Records
The accounts, books and records of the Contractor shall be kept following the rules of the chart of accounts in effect in Mauritania and the practices and methods in use in the international oil industry.
In accordance with the provisions of article 20.2 of the Contract, the accounts, books and records of the Contractor shall be kept in French and denominated in Dollars.
Whenever it is necessary to convert the expenses and receipts paid or received in any other currency into Dollars, such expenses and receipts shall be evaluated on the basis of the exchange rates quoted on the Paris foreign exchange market, according to terms established by mutual agreement.

1.3	Interpretation
The definitions of the terms included in this Appendix 2 are the same as those of corresponding terms in the Contract.
In addition to the meaning assigned to the term "Contractor" in the Contract, "Contractor" may at times refer to the Operator where the Contractor is made up of several entities and the Petroleum Operations in question are led by the Operator on behalf of all those entities, or at times to each of these entities where the obligations in question are borne by them individually.

ARTICLE 2 : PETROLEUM COSTS ACCOUNT

2.1	General Rules and Principles – Categories and Groups

2.1.1
The Contractor shall maintain a specific account set up and reserved for recording Petroleum Costs, which will record in detail the Petroleum Costs actually paid by the Contractor that entitle the Contractor to recovery pursuant to the provisions of this Contract and Appendix, the recovered Petroleum Costs whenever production is allocated for that purpose, and any amounts credited or charged to Petroleum Costs

2.1.2	The Petroleum Costs account must always make evident, in respect of the Exploration Perimeter and any Exploitation Perimeter arising from it:

•	The total Petroleum Costs paid by the Contractor since the Effective Date;

•	The total amount of recovered Petroleum Costs;

•	Amounts mitigating or subtracted from Petroleum Costs and the corresponding operations;

•	The amount of Petroleum Costs remaining to be recovered.

2.1.3
The Petroleum Costs account shall record in the debit column all expenses actually paid and directly related to the Petroleum Operations, pursuant to the Contract and provisions of this Appendix that should be allocated to Petroleum Costs.

These expenses that have been paid must be:

•	the actual responsibility of the Contractor;

•	necessary for the satisfactory conduct of Petroleum Operations;

•	justified and substantiated by supporting documentation for effective oversight by the Ministry.

2.1.4
The Petroleum Costs account shall record in the credit column the amount of recovered Petroleum Costs as these are recovered, together with the revenue and proceeds of all kinds, whenever these are collected, that may be deducted from or offset against the Petroleum Costs.

2.1.5	Original copies of contracts, invoices and all other supporting documentation for the Petroleum Costs must be kept at the disposal of the Ministry and presented upon any Ministry request.

2.1.6	Petroleum Costs shall be recovered:

(A)	in accordance with nature of the costs order of priority:

•	Exploitation Petroleum Costs;

•	Development Petroleum Costs;

•	Exploration Petroleum Costs;
as these Petroleum Cost categories are defined below in articles 3.2, 3.3 and
3.4 of this Appendix.

(B)	In accordance with the geographical order of priority:

•	The Petroleum Costs incurred in an Exploitation Perimeter shall be first to be recovered from the production resulting from it, in the order specified in paragraph (A) above.

•	The Petroleum Costs incurred outside of an Exploitation Perimeter shall be second to be recovered from the production resulting from it, in the order specified in paragraph (A) above.

•
The Petroleum Costs incurred within the Exploitation Perimeters, other than the one in question, will be recovered before the Petroleum Costs incurred in the Exploration Perimeter in the order specified in paragraph (A) above.

Each entity that makes up the Contractor is entitled to recover its Petroleum Costs as soon as production begins.

2.1.7
The Petroleum Costs account must be true and sincere; it must be set up, and the books kept and presented such that the related Petroleum Costs may be easily grouped together and identified, in particular with regards to expenses for:

•	exploration,

•	appraisal,

•	development,

•	production of Crude Oil,

•	production of Natural Gas,

•	removal of Hydrocarbons and storage,

•	related, subsidiary or secondary activities, identifying each;
and any amounts paid into a receiver account in accordance with article 23.2 of the Contract.

2.1.8	For each of the activities below, the Petroleum Costs account must plainly identify the expenses for:

(A)	Tangible fixed assets, especially those connected with the acquisition, creation, construction or completion of:

•	land,

•	buildings (workshops, offices, shops, housing, laboratories, etc.);

•	warehouse loading facilities,

•	access roads and general infrastructure,

•	means of transporting Hydrocarbons (drainage systems, tankers, etc.),

•	general equipment,

•	special equipment and facilities,

•	transportation vehicles and civil engineering devices,

•	equipment and tools (the normal length of use of which is more than one year),

•	production wells,

•	other tangible fixed assets.

(B)	With respect to intangible fixed assets, specifically those related to:

•	geological and geophysical field work, laboratory work, studies, reprocessing, etc.),

•	non-productive exploration wells which are not used in relation to the development plan,

•	other intangible fixed assets.

(C)	Consumable equipment and material.

(D)	Operational expenditures:
These are various kinds of expenses, excluding the general expenses referred to below, that are not included in paragraphs (A) to (C) above of this article
2.1.8    and directly linked to the study, conduct, and performance of the Petroleum Operations.

(E)
Non-operational expenditures or general expenses. These are expenses borne by the Contractor in relation to the Petroleum Operations and directly linked to the management and administration of such operations.

2.1.9	For each expense category listed or defined above in paragraphs (A) to (D) of article 2.1.8, the Petroleum Costs account must also plainly identify payments made to:

•	the Operator for goods and services it provided;

•	entities that make up the Contractor, for goods and services they themselves provided;

•	Affiliated Companies;

•	Third Parties.

2.2	Analysis of expenses and allocation methods

2.2.1
The Contractor's usual principles of allocation and methods of analysis in terms of distribution and repayment must be applied to all its activities evenly, fairly, and without discrimination. These principles must be disclosed to the Ministry at the Ministry's request.

The Contractor shall inform the Ministry of any amendment it may make to its principles and methods.

2.2.2
Tangible assets built, manufactured, created or realised by the Contractor as part of the Petroleum Operations and effectively allocated to such operations, together with day- to-day maintenance, shall be recorded at their construction, manufacturing, creation or realisation cost price.

2.2.3	The equipment, material, and consumable goods required for the Petroleum Operations other than those referred to above are:

(A)
those either acquired for immediate use, subject to shipping time and, if necessary, temporary storage by the Contractor (without being mixed together with its own inventory). For the purposes of allocation to Petroleum Costs, such equipment, material and consumable goods acquired by the Contractor shall be valued at the delivered price where they are used (delivered price in Mauritania)

The delivered price in Mauritania includes the following items, allocated according to the cost accounting methods of the Contractor:

•	the purchase price after deductions and rebates,

•
the costs of transportation, insurance, transit, handling and customs (and other possible duties and taxes) from the store of the vendor to the store of the Contractor or place of use, whichever is applicable,

(B)	or those provided by the Contractor from its own inventory.

•
New equipment and materials, together with consumable materials, provided by the Contractor from its own inventory shall be valued, for the purposes of allocation, at the last average weighted cost price, calculated in accordance with the provisions of paragraph (A) of this article 2.2.3, hereinafter referred to as the "net cost".

•
The depreciable materials and equipment which have already been used and that were provided by the Contractor from its own inventory or that for its other activities, including its Affiliated Companies, shall be valued for allocation to Petroleum Costs on the following scale:

•	New Material (State "A"): New material which has never been used: 100% (one hundred per cent) of the net cost.

•
Material in good condition (State "B"): Second-hand material in good condition still capable of being used for its initial purpose without repairs: 75% (seventy five per cent) of the net cost of the new material as defined above.

•	Other used material (State "C"): Material which is capable of being used for its initial purpose, but only after repairs and reconditioning:

50% (fifty per cent) of the net cost of the new material as defined above.

•
Material in poor condition (State "D"): Material which is not capable of being used for its initial purpose, but which may be used for other services: 25% (twenty five per cent) of the net cost of the new material as defined above.

•	Scrap and rejects (State "E"): Material incapable of being used and repaired: current scrap price.

2.2.3.1
The Operator does not guarantee the quality of the new material referred to above beyond the guarantee provided by the manufacturer or seller of the material in question. In the event of defective new material, the Contractor shall endeavour to obtain reimbursement or compensation from the manufacturer or from the seller; however, the corresponding credit shall only be recorded upon receipt of reimbursement or compensation.

2.2.3.2	In the event the used material referred to above is defective, the Contractor shall credit the Petroleum Costs account with the sums it has effectively collected as compensation.

2.2.3.3	Use of materials, equipment and facilities belonging to the Contractor itself.
A rental amount for the material, equipment and facilities belonging to the Contractor and used temporarily for the Petroleum Operations shall be allocated which covers

(A)	Maintenance and repairs.

(B)
A share, proportional to the amount of time used for Petroleum Operations, of the depreciations calculated by applying a rate to the historical cost price (non- revalued initial cost) that is not greater than the one set out in article 4.2 below.

(C)	Transportation and running expenses and all other expenses which are not already allocated elsewhere.
The price invoiced excludes all charges arising out of the surplus owed, in particular, because of a fixed asset or because of abnormal or cyclical suspension of use of said equipment and facilities for the Contractor's activities other than the Petroleum Operations.
In any event, the costs allocated to Petroleum Costs for the use of such equipment and facilities shall not exceed those which would normally be incurred in Mauritania by third party companies, nor result in multi-stage allocations of costs and profits.
The Contractor shall keep a detailed statement of materials, equipment and facilities that belong to it and which are allocated to the Petroleum Operations, providing the description and identification number of each item, the related maintenance and repair charges and the dates on which each item was allocated and withdrawn from Petroleum Operations. This statement must be received by the Ministry no later than 1 March of each year.

2.3	Operating expenses

2.3.1
These expenses shall be allocated to Petroleum Costs at the cost price for the Contractor of relevant services or costs, as the price is recorded in the Contractor's accounts and as it is determined pursuant to the provisions of this Appendix. These expenses include, in particular:

2.3.2	Fees, duties and taxes incurred and paid in Mauritania under applicable regulations and under the provisions of the Contract which are directly linked to the Petroleum Operations.

The surface area royalty, business/professional income tax and the bonuses referred to in articles 11 and 13 of the Contract respectively, or any other charge for which recovery is excluded by a provision of the Contract or of this Appendix, shall not be allocated to Petroleum Costs.

2.3.3	Costs of staff and staff surroundings

2.3.3.1	Principles
Insofar as they correspond to actual work and services and are not excessive in proportion to the extent of responsibilities undertaken, the work performed and usual practices, these costs include all payments made for the use and the surroundings of staff working in Mauritania and recruited for the execution and performance or oversight of the Petroleum Operations. These staff members include people hired locally by the Contractor and those made available to the Contractor by Affiliated Companies, other Parties or Third Parties.
These expenses are also deductible when they relate to a permanent establishment of the Contractor abroad when the business of this permanent establishment is carried out exclusively for the Contractor's Petroleum Operations in Mauritania.

2.3.3.2	Included Items.
Costs for staff and surroundings include, on one hand, all amounts paid or reimbursed for the above-mentioned staff pursuant to laws or regulations, collective bargaining agreements, employment contracts and regulations specific to the Contractor and, on the other hand, expenses paid for the staff's environment, in particular:

(1)	Wages and activity or holiday pay, overtime, bonuses and other compensation;

(2)	Related employer's contributions arising from laws and regulations, collective bargaining agreements and terms of employment;

(3)	Costs paid for staff surroundings; these include in particular:

•	Costs of medical and hospital care, social contributions and all other specific employee costs of the Contractor,

•	Costs of transportation of employees, their families and personal property, when these costs are assumed by the employer pursuant to the employment contract,

•	Staff housing costs, including the related services when these are assumed by the employer pursuant to the employment contract (water, gas, electricity, telephone, etc.),

•	Allowances paid upon arrival and departure of employees,

•
Costs of administrative staff performing the following services: management and recruitment of local personnel, management of expatriate personnel, professional training, maintenance and operations of offices and lodgings, when these costs are not included in general expenses or other headings,

•	Costs of renting or occupying offices, costs of collective administrative services (secretariat, furniture, office equipment, telephone, etc.).

2.3.3.3	Allocation conditions.
Staff costs correspond either to:

(4)	Direct costs allocated to the corresponding Petroleum Costs account, or

(5)	Indirect or shared costs allocated to the Petroleum Costs account using cost accounting data determined pro rata to the time dedicated to Petroleum Operations.

2.3.4	Expenses paid for services provided by Third Parties, entities making up the Contractor and Affiliated Companies, including in particular:

2.3.4.1
Services provided by Third Parties and the Parties, shall be allocated at the accounting cost price for the Contractor, i.e. at the price charged by the suppliers, including all possible duties, taxes and supplemental charges; all discounts, reductions, refunds and rebates obtained either directly or indirectly by the Contractor shall be deducted from these cost prices.

2.3.4.2
The technical assistance provided to the Contractor by its Affiliated Companies; this consists of services provided for the benefit of Petroleum Operations by the departments and services of those Affiliated Companies which carry out the following activities:

•	Geology,

•	Geophysics,

•	Engineering,

•	Drilling and production,

•	Fields and study of reservoirs,

•	Economic surveys,

•	Technical contracts,

•	Laboratories,

•	Purchases and transit (save for expenses included in those referred to in 2.2.3 above),

•	Drawings,

•
Certain administrative and legal activities related to well- defined or occasional studies or works and which are not part of the current and regular activity, nor of the legal activity referred to in 2.3.8 below.

Technical assistance shall essentially be the subject of service contracts agreed between the Contractor and its Affiliated Companies.
Expenses for technical assistance provided by the Affiliated Companies shall be allocated at the cost price for the Affiliated Company providing the assistance. This cost price includes, in particular, personnel costs, the costs of consumable materials and goods used, expenses for repairs and maintenance, insurance, taxes, a share of the depreciation of general investments calculated according to the original acquisition value or construction value of the relevant assets and all other expenses incurred as a result of those services which have not been allocated elsewhere.

The price excludes, however, all charges relating to additional costs due, in particular, to a fixed asset or to an abnormal or cyclical use or suspension of use of materials, facilities and equipment by the Affiliated Company.
In any event, the expenses relating to these services shall not exceed those which are normally required, for similar services, by companies providing technical services and independent laboratories. They must not result in multi-stage allocations of costs and profits.
In addition, all these services, including analytical studies, must be supported with reports presented upon request of the Ministry. They must be requested through written orders issued by the Contractor, and be recorded in detailed invoices thereafter.

2.3.4.3
When the Contractor uses material, equipment or facilities for Petroleum Operations, which belong exclusively to an entity forming part of the Contractor, it shall allocate to Petroleum Costs, pro rata to the length of use, the corresponding charges determined using its usual methods and pursuant to the principles defined in 2.3.4.2 above. This charge includes, in particular, a share of:

•	the annual depreciation calculated on the original "delivered price in Mauritania" defined in 2.2.3 above;

•	the cost of commissioning, insurance, day-to-day maintenance, financing and periodical revisions;

•	storage costs;

•	storage and handling costs (staffing costs and service operating costs) shall be allocated to Petroleum Costs pro rata to the exit value of the registered goods;

•
transportation costs: the expenses for the transportation of personnel, material, or equipment assigned and allocated to the Petroleum Operations and which have not already been covered by the paragraphs above or which are not integrated in the cost price, shall be allocated to Petroleum Costs.

2.3.5	Damage and losses affecting common goods
All expenses which are necessary for the repair and reconditioning of goods following damage or losses as a result of fire, flooding, storms, thefts, accidents or any other cause, shall be allocated under the principles defined in this Appendix.
The sums recovered from insurance companies for those damages and losses shall be credited to the Petroleum Costs accounts.

2.3.6	Maintenance expenses
Maintenance expenses (day-to-day maintenance and heavy maintenance) of the material, equipment and facilities assigned to the Petroleum Operations shall be allocated to Petroleum Costs at their cost price.

2.3.7	Insurance premiums and costs relating to the recovery of claims The following shall be allocated to Petroleum Costs:

(A)
insurance premiums and costs relating to compulsory and contractual insurance contracted to cover the Hydrocarbons extracted, the persons and assets assigned to the Petroleum Operations or to cover the Contractor's civil liability to Third Parties within the scope of said operations;

(B)
expenses borne by the Contractor as a result of a claim arising in the context of Petroleum Operations, for the settlement of any loss, claim, damage and other ancillary expenses that are not covered by the insurance policy;

(C)
expenses paid for the settlement of losses, claims, damages or legal actions not covered by insurance and for which the Contractor is not required to take out insurance. The amounts recovered from insurance pursuant to policies or guarantees shall be accounted for in accordance with article 2.6.2(G) below;

2.3.8	Legal expenses
The expenses pertaining to the legal costs of proceedings, enquiries and settlement of litigation and claims (demands for reimbursement or compensation) arising in the context of the Petroleum Operations or which are necessary to protect or recover the assets, including, in particular, the fees of legal advisors or experts, court fees, costs of investigating or of securing evidence, as well as the amounts paid to settle or make final payment pursuant to any litigation or claim shall be allocated to Petroleum Costs.
When such services are performed by the Contractor's staff, remuneration corresponding to the time and the costs actually incurred shall be included in the Petroleum Costs. The price so allocated shall not be greater than that which would have been paid to Third Parties for identical or similar services.

2.3.9	Interest, bank and financial charges
Any interest and bank charges paid by the Contractor for loans contracted with Third Parties or for advances and loans obtained from Affiliated Companies shall be allocated to Petroleum Costs, insofar as such advances and loans are being used to finance the Petroleum Costs only for the Petroleum Operations to develop a commercial deposit (excluding exploration and evaluation Petroleum Costs), and not exceeding seventy per cent (70%) of the total amount of such development Petroleum Costs. Such advances and loans must be submitted for Ministry approval.
If such financing is obtained from the Affiliated Companies, the admissible interest rate cannot exceed the rates normally charged on international financial markets for similar loans.

2.3.10	Exchange losses
Exchange losses linked to borrowings and debts of the Contractor under the conditions set out in the Contract shall be allocated to Petroleum Costs.

2.3.11	Payments for expenses incurred as part of inspections and audits carried out by the Ministry, in accordance with the provisions of the Contract, shall be included in the Petroleum Costs.

2.3.12
Payments for other expenses, including expenses paid to Third Parties for the transportation of Hydrocarbons to the Delivery Point shall be included in the Petroleum Costs. These are any and all payments made or losses suffered that are connected with or required for the proper performance of Petroleum Operations and for which the allocation to Petroleum Costs is not excluded by the provisions of the Contract or Appendix, provided that they cannot be understood as costs that the Ministry bars from deduction, and provided that these expenses have been approved by the Ministry. In addition, unless otherwise provided by law, the Contractor may, if it wishes, make economic, social, cultural, and athletics contributions, but absolutely may not contribute to any political financing. These contributions shall be debited from the Petroleum Costs account.

2.4	General Expenses
Those expenses relate to Petroleum Costs which have not been taken into account elsewhere. They concern:

2.4.1	Expenses paid outside Mauritania
The Contractor will add a reasonable amount as overheads spent abroad which are necessary for the realization of Petroleum Operations to be borne by the Contractor and its Affiliates, such amounts representing the cost of services performed for the benefit of such Petroleum Operations.
The amounts for these expenses must be justified by accounting documents and copies of the reports pertaining to the services and work performed; any fixed allocation must be supported by relevant explanations together with the rules applied to make the allocation.
The amounts charged will be provisional amounts determined on the basis of the experience of the Contractor and will be adjusted annually based on actual costs incurred by the Contractor, shall not, in any case, exceed the following limits:

•	before the first Exploitation Authorisation is granted: three per cent (3%) of Petroleum costs excluding general expenses

•	Once the first Exploitation Authorisation has been granted: one and one-half per cent (1.5%) of the Petroleum Costs excluding financial expenses and general expenses.
These percentages apply to expenses other than general expenses which are allocated as Petroleum Costs for the Calendar Year in question.

2.4.2	Expenses paid in Mauritania.
These expenses cover payments for the following activities and services:

•	General management and general secretariat;

•	Information and communications;

•	General administration (legal services, insurance, tax services, computing services);

•	Accounting and budget;

•	Internal audit.
They must correspond to services actually required for the needs of the Petroleum Operations and to services actually performed in Mauritania by the Contractor or the Affiliated Companies. They must not result in multi-stage allocations of costs and profits.
The amounts for these expenses are either actual amounts when for direct expenses, or amounts resulting from allocations when for indirect expenses. In the latter case, allocation rules must be clearly defined and the amounts justified by management accounting.

2.5	Expenses Not Attributable To Petroleum Costs
Payments made in respect of costs, charges or expenses not directly attributable to the Petroleum Operations, payments which this Contract or Appendix exclude from deduction or allocation, or those not required for the needs of the said Petroleum Operations shall not be taken into account and cannot be recovered.
These are principally payments made for:

2.5.1	Capital increase costs;

2.5.2	Costs for activities conducted beyond the Delivery Point, in particular marketing costs;

2.5.3	Costs relating to the period prior to the Effective Date;

2.5.4	External auditing costs paid by the Contractor within the scope of the particular relationship between the entities that make up the Contractor;

2.5.5
Expenses borne for meetings, studies and works performed within the framework of the relationship between the entities that make up the Contractor, the purpose of which is not the satisfactory performance of Petroleum Operations;

2.5.6	Interest, and bank and financial charges other than those for which allocation is provided in the article 2.3.9 of this Appendix.

2.5.7	Exchange losses which may be incurred other than those for which allocation is permitted by the Contract.

2.5.8	Exchange losses which represent loss of earnings resulting from risks originally linked to working capital and self-financing.

2.6	Items to be credited to the Petroleum Costs Account
In particular, the following are to be credited to the Petroleum Costs Account:

2.6.1
The income from the quantities of Hydrocarbons allocated to the Contractor in accordance with the provisions of article 10.2 of the Contract, calculated on the basis of the related Market price as defined in articles 14 and 15 of the Contract.

2.6.2
All other revenue, income and related, subsidiary or ancillary profits or income directly or indirectly linked to the Petroleum Operations received by the Contractor, in particular, when arising out of:

(A)	The sale of related substances;

(B)	The transportation and storage of products owned by Third Parties in the facilities assigned to the Petroleum Operations;

(C)	Reimbursements from insurers;

(D)	Amounts paid for settlements or final judgements;

(E)	Disposals or leases of assets already declared in the Petroleum Costs;

(F)	Rebates, reductions and refunds obtained where they have not been allocated as deductible from the cost price of assets to which they relate;

(G)	All other revenue or income similar to those listed above shall be deducted from the Petroleum Costs.

2.7	Material, Equipment and Facilities Sold By the Contractor.

2.7.1
Material, equipment, facilities and consumables that have not been or cannot be used shall be withdrawn from the Petroleum Operations and shall be either down-graded or considered as "scrap and rejects", or re-purchased by the Contractor for its own needs, or sold to Third Parties or to Affiliated Companies.

2.7.2
In case of a sale to entities making up the Contractor or their Affiliated Companies, prices shall be determined in accordance with the provisions of article 2.2.3 (B) of this Appendix or, if they are higher than those resulting from the application of the said article, shall be agreed between the Parties. When the use of the asset in question for Petroleum Operations has been temporary and does not justify the price reductions set out in the abovementioned article, the asset shall be valued so that a net charge corresponding to the value of the service provided is deducted from the Petroleum Costs.

2.7.3
Material, equipment, facilities and consumables sold by the Contractor to Third Parties shall be sold at the best price possible. All reimbursement or compensation granted to a purchaser for defective material shall be debited from the Petroleum Costs account to the extent that and at the time they are actually paid by the Contractor.

2.7.4
When an asset is utilised for the benefit of a Third Party or of the Contractor for operations not covered by the Contract, the corresponding royalties shall be calculated at rates which, save with Ministry approval, cannot be calculated on a basis which is less than the cost price.

2.8	Revenue, income and related, subsidiary or ancillary profits or income directly or indirectly linked to the Petroleum Operations, in particular, when arising out of:

ARTICLE 3 : CALCULATION OF THE RATIO "R"

3.1
For the purpose of calculating the ratio "R" for the application of article 10.3 of the Contract, the Petroleum Costs falling within the scope of the calculation of the Net Cumulated Income and Cumulated Investments shall be categorised and recorded separately under the following categories.

3.2	Exploration Petroleum Costs
These are the Petroleum Costs relating to the Petroleum Operations carried out for exploration purposes within an Exploration Perimeter incurred pursuant to the provisions of the Contract, including but not limited to the following:

3.2.1	Geophysical, geochemical, paleontological, geological, topographical and seismic surveys together with all related surveys and their interpretations;

3.2.2	Core drilling, exploration wells, appraisal wells and water wells;

3.2.3	Cost of labour, equipment, supplies and services pertaining to the drilling of exploration wells or wells drilled to appraise a discovery that do not become producing wells;

3.2.4	Equipment used exclusively for the purposes set out in articles 3.2.1, 3.2.2 and 3.2.3 above, including access roads and the geological and geophysical information acquired;

3.2.5
The share of the Petroleum Costs for the construction of facilities and installations, general expenses covered by the Exploration Petroleum Costs as calculated for the fair allocation of all of the Petroleum Costs (including general expenses) between the Exploration Petroleum Costs and all of the Petroleum Costs excluding general expenses;

3.2.6
All other Petroleum Costs incurred for exploration purposes between the Effective Date and the date of commencement of the production of commercially viable Hydrocarbons not included in article 3.3 below.

3.3	Development Petroleum Costs
These are the Petroleum Costs incurred with respect to the Petroleum Operations carried out for development purposes relating to an Exploitation Authorization, including but not limited to the following:

3.3.1
Development and production drilling, including wells drilled to inject water or gas with a view to increasing the rate of recovery of Hydrocarbons and those intended for the conservation and storage of gas;

3.3.2	Wells completed by the installation of casing or equipment after a well has been drilled for the purpose of completing it as a producing well or a well for injecting water or gas with a view to increasing the rate of recovery of Hydrocarbons and those intended for the conservation and storage of gas;

3.3.3
Equipment costs relating to production, transportation and storage upstream of the Delivery Point, such as pipelines, flow-lines, treatment and production units, equipment at the wellhead, underwater equipment, stimulated recovery systems, offshore platforms, floating production units and/or floating production and storage units (FPO and FPSO), storage units, export terminals, port facilities and related installations and access roads relating to production activities;

3.3.4	Engineering and design studies relating to the equipment listed in article 3.3.3;

3.3.5
The portion of the construction Costs and general expenses covered by the Development Petroleum Costs, as shown by the proportion of the Development Petroleum Costs as compared to the total Petroleum Costs without general expenses;

3.3.6	Financial fees relating to the financing of the Development Petroleum Costs are excluded.

3.4	Exploitation Petroleum Costs
These are the Petroleum Costs incurred in an Exploitation Perimeter after the commencement date of the production of commercially viable Hydrocarbons that are not Exploration Petroleum Costs, Development Petroleum Costs or general expenses.
The Exploitation Petroleum Costs include but are not limited to the provisions paid to cover losses or expenses including the provision for the Program of Rehabilitation, which was paid in full into the receiver account established to finance the rehabilitation of the site pursuant to article 23.2 of the Contract.
The portion of the general expenses not allocated to Exploration Petroleum Costs or Development Petroleum Costs shall be included in the Exploitation Petroleum Costs.

3.5
All depreciation of fixed assets carried out for the calculation of the taxable profit pursuant to the provisions of article 4 below shall not be treated as Petroleum Costs and accordingly shall not be included in the calculation of the Ratio "R".

ARTICLE 4 : DEDUCTIBLE EXPENSES FOR THE CALCULATION OF THE TAX ON INDUSTRIAL AND COMMERCIAL PROFITS

4.1	Deductible expenses
Pursuant to Article 70 of the Crude Hydrocarbons Code, subject to the limits set out in this Accounting Procedure and excluding the non-deductible expenses listed in Title VI of the Crude Hydrocarbons Code and those expenses that are not deductible from the Petroleum Costs listed in article 2.5 above of this Appendix, the deductible expenses for the calculation of the tax on industrial and commercial profits shall consist in the following items:

•	the Exploitation Petroleum Costs, as defined in accordance with the provisions of this Accounting Procedure;

•	general expenses, pursuant to the provisions of article 2.4 above of this Appendix;

•	depreciation on the fixed assets comprising the Development Petroleum Costs, pursuant to the provisions of article 4.2 below;

•	interest, bank charges and financial fees, pursuant to the provisions of article 2.3.9 above;

•
losses of equipment or materials resulting from destruction or damage, unrecoverable debts and compensation paid to third parties for losses (save where such losses have been caused by the actions or failure to act of the Contractor);

•	reasonable and justified provisions paid against specifically defined losses or expenses and made likely by current events;

•	the unaudited amount of losses relating to previous years up to a limit of five (5) years following the year in which the losses were made.

4.2	Depreciation of fixed assets
Fixed assets constructed by the Contractor and required for the Petroleum Operations shall be depreciated using the straight-line depreciation method.
The minimum term of depreciation of the fixed assets shall be:

•	ten (10) Calendar Years for fixed assets comprising the pipeline for the transportation of Hydrocarbons;

•	five (5) Calendar Years for all other fixed assets.
The depreciation period shall commence in the Calendar Year during which the fixed assets are constructed or in the year in which the fixed assets first enter normal service, if later, and on a pro rata basis for the first Calendar Year.

4.3	Exploration Petroleum Costs
The Exploration Petroleum Costs incurred by the Contractor within the Exploration Perimeter, including, in particular, geological and geophysical survey expenses and expenses pertaining to exploration well drilling and the evaluation of discoveries (with the exception of productive wells, which shall be recorded as fixed assets pursuant to the provisions of article 4.2 above of this Appendix), shall be treated as deductible expenses in their entirety from the first year in which they are incurred or may be depreciated using the depreciation method selected by the Contractor.

ARTICLE 5 : INVENTORIES

5.1	Frequency
The Contractor shall keep a permanent inventory of all materials used in the Petroleum Operations both in quantity and value and shall proceed at reasonable intervals, at least once a year, with such physical inventories as may be required by the Parties.

5.2	Notices
A written notice of intent to conduct a physical inventory shall be sent by the Contractor at least ninety (90) days before the commencement of said inventory, such that the Ministry and the entities constituting the Contractor may be represented, at their expense, during the inventory operations.

5.3	Information
In the event that the Ministry or any entity constituting the Contractor is not represented during an inventory, said Party shall be bound by the inventory established by the Contractor, which shall then furnish to such Party a copy of said inventory.

ARTICLE 6 : AUDIT REPORTS ON WORKS CARRIED OUT – STATEMENTS - ACCOUNTS.

6.1	Principles
In addition to the statements and information to be supplied as provided elsewhere, the Contractor shall furnish the Ministry, under the conditions, in the format and within the timeframes set out below, with details of the operations and works carried out, as recorded in the accounts, documents, reports and statements kept or established by the Contractor and relating to the Petroleum Operations.

6.2	Report on variations of investment accounts and stocks of equipment and consumable materials
This report must reach the Ministry no later than the fifteenth (15th) day of the first month of each Quarter.
It shall contain, inter alia, details of the acquisitions and creations of fixed assets, equipment and consumable materials necessary to the Petroleum Operations, per field and per large categories, as well as the withdrawals of these goods (assignment, loss, destruction, removal from service) for the previous Quarter.

6.3	Report on quantities of Crude Oil and Natural Gas transported each month
This report must reach the Ministry no later than the fifteenth (15th) day of each month.
It shall indicate, per field, the quantities of Crude Oil and Natural Gas that were transported during the previous month between the field and the point of export or delivery and shall identify the pipelines used and transportation costs paid when transportation was provided by a Third Party. It shall also indicate the allocation between the Parties of the products transported.

6.4	Report on the recovery of Petroleum Costs
This report must reach the Ministry no later than the fifteenth (15th) day of each month.
It shall present the breakdown of the Petroleum Costs account for the previous month and show, in particular:

•	The Petroleum Costs remaining to be recovered at the end of the previous month;

•	The Petroleum Costs pertaining to the activities of the month;

•	The Petroleum Costs recovered over the month, indicating the quantity and value of the production taken off for such purpose;

•	The amounts received from the attenuation or reduction of the Petroleum Costs during the month;

•	The Petroleum Costs remaining to be recovered at the end of the month.

6.5	Ratio "R" calculation report
This report must reach the Ministry no later than the fifteenth (15th) day of the first month of each Quarter.
It shall indicate all items used to calculate the ratio "R", as defined in Article 6 of the Accounting Procedure, and the resulting value of the relationship that will be applicable to the Quarter in question.

6.6	Inventory of Crude Oil and Natural Gas stocks.
This report must reach the Ministry no later than the fifteenth (15th) day of each month. It shall indicate, for the previous month and per storage facility:

•	Stocks at the beginning of the month;

•	Additions to stocks during the month;

•	Withdrawals from stocks during the month;

•	Theoretical stocks at the end of the month;

•	Measured stocks at the end of the month;

•	Explanations for any discrepancies.

6.7	Tax returns.
The Contractor shall submit to the Ministry a copy of all returns that the entities constituting the Contractor must file with the tax authorities in charge of taxable income, especially those related to tax on industrial and commercial profits, along with all appendices, documents and supporting instruments appended thereto.

6.8	Statement on the payment of fees and taxes.
By the fifteenth (15th) of the first month of each Quarter at the latest, the Contractor shall draw up and submit to the Ministry a statement of the payment of all fees, duties and taxes made during the previous Quarter, indicating the precise nature of said fees, duties and taxes (surface fees, customs duties, etc.), the type of payment (deposit, balance, adjustment, etc.), the date and amount of the payment, the name of the party responsible for collecting the funds and all other useful information.

6.9	Specific provisions
The statements, reports and information described in articles 6.2 to 6.8 above shall be established and submitted using the model forms issued by the Ministry, in consultation with the Contractor.
The Ministry may, as necessary, request that the Contractor submit any other statement, report or information it may deem necessary.

APPENDIX 3 : MODEL FORM BANK GUARANTEE

Appended as an integral part of the Contract made between the Islamic Republic of Mauritania and the Contractor.

(On the bank's headed stationery)

PERFORMANCE BANK GUARANTEE

Islamic Republic of Mauritania Ministry of [     ] Minister for Crude Hydrocarbons Nouakchott
Mauritania

Performance bank guarantee no.: -------- Maximum Amount: -------------------------------------
In letters: ----------------------------------------------------------
Currency of payment: -----------------------

We have been informed that on ------------- the Islamic State of Mauritania (the "State") concluded an exploration production Contract with the Contractor made up of the following entities:
-----------------------------------
-----------------------------------
-----------------------------------
----------------------------------- (the "Contractor")
The company ----------------------, address,---------------------is the principal and is hereinafter referred to as such.
Pursuant to Article (4.1, 4.2 or 4.3, depending on whether this is the 1st, 2nd or 3rd phase of the Exploration Period) of this Contract, a bank guarantee for the satisfactory performance (the "Guarantee") of the minimum work commitments must be provided to the State.
Accordingly, we (bank name ----------------- address --------------------------------), hereinafter referred to as the "Bank", hereby irrevocably undertake to pay the State, irrespective of the validity or legal effects of the Contract in question and without any possibility of relying upon any exception or objection deriving from said contract, on your first demand, any amount up to the above-mentioned Maximum Amount stated in this letter of guarantee within seven (7) working days ("working day" being a day (other than Saturday or Sunday) when the banks in London, Paris and New York are open) from receipt of a duly signed demand for payment in the form of the schedule to this Guarantee.
Your demand for payment must be addressed to us by registered post or by another express courier method to the following address [insert address]. For identification purposes, your written demand for payment will only be considered as valid if it is sent to us via our correspondent bank in Mauritania (name, address;) (the "Correspondent Bank"), together with a statement from said bank certifying that it has authenticated your signature.
Your demand will equally be accepted if it is sent in its entirety by the Correspondent Bank via authenticated SWIFT MT799 addressed to our address SWIFT [xxxx] confirming that it has sent us the original by registered post or by another express courier method and that the signature made thereupon has been authenticated.
It is expressly specified that the role of the Correspondent Bank is limited to the verification of the signature on the demand of payment and to its transmission to the Bank.
Our guarantee is valid until --------------------------------- (the "Expiry Date") (6 months after the end of the relevant Exploration Period phase) and shall expire automatically and in its entirety if your demand for payment or authenticated SWIFT MT799 does not reach us at the above address by this date at the latest, irrespective of whether such date is a business day or otherwise.
The rights of the State under this Guarantee may be transferred. Any transfer will only be effective as from the date on which it has been served on us by a bailiff. All bank charges related to this Guarantee shall be borne by the Applicant.
This Guarantee is subject to the Uniform Rules for Demand Guarantees of the International Chamber of Commerce (ICC Publication No. 758).
This Guarantee is governed by English law. The English courts shall have exclusive jurisdiction to settle all litigation resulting from this Guarantee.

-    Signature of the authorized representative and Bank seal

Schedule Form of Demand

From: The Minister in charge of Crude Hydrocarbons Nouakchott
Mauritania
To:    [    ]
[Address]

[Dated]

Dear Sir and/or Madam,
Your Performance Guarantee No. [    ] dated [    ] issued in favour of the Islamic Republic of Mauritania - the Minister in charge of Crude Hydrocarbons (the "Guarantee")
We refer to the Guarantee. Terms defined in the Guarantee have the same meaning when used in this demand.

1.	We certify that:

(i)	the Contractor Applicant is in breach of its minimum work obligations under the Contract; and

(ii)	the type and estimated cost of the work that have not been carried out under the Contract are as follows: [insert brief description].

2.	We therefore demand payment of the sum of [ ].

3.	Payment should be made in accordance with the terms of the Guarantee to the following account:
Name:
Account Number:
Bank:

4.	The date of this demand is not later than the Expiry Date.

Yours faithfully

…………………… authorised signatory for
The Minister in charge of Crude Hydrocarbons